UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Cable One, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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210 E. Earll Drive Phoenix, AZ 85012

April 15, 2019

Dear Fellow Stockholders:

I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Cable One, Inc. (the “Company”). The Annual Meeting will be held at the Company’s headquarters, 210 East Earll Drive, Phoenix, Arizona, 85012, on Friday, May 17, 2019, at 8:00 a.m., local time.

Included with this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by returning a proxy card or voting instruction form in the envelope provided. If you plan to attend the Annual Meeting, kindly so indicate in the space provided on the proxy card or voting instruction form or when prompted if voting over the internet or by telephone.

Sincerely,

/s/ Julia M. Laulis

Julia M. Laulis

Chair of the Board, President and

Chief Executive Officer

CABLE ONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 17, 2019

The 2019 Annual Meeting of Stockholders of Cable One, Inc. (the “Company”) will be held at the Company’s headquarters, 210 East Earll Drive, Phoenix, Arizona, 85012, on Friday, May 17, 2019, at 8:00 a.m., local time, for the following purposes:

1.

To elect three Class I directors to hold office until the 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified, as more fully described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers for 2018.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on March 25, 2019, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. Please sign and return your proxy card or voting instruction form at your earliest convenience. You may also vote your shares by telephone or over the internet. If you choose to vote your shares by telephone or over the internet, please follow the instructions in the enclosed Proxy Statement and proxy card or voting instruction form. You may revoke your proxy at any time before it has been voted at the meeting. You may vote in person at the meeting even if you have previously given your proxy. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions as provided by your broker, bank or other nominee; however, you may not vote such shares in person at the meeting unless you have a proxy executed in your favor by your broker, bank or other nominee.

By Order of the Board of Directors,

/s/ Peter N. Witty

Peter N. Witty

Secretary

Phoenix, Arizona

April 15, 2019

CABLE ONE, INC.

210 E. Earll Dr.

Phoenix, Arizona 85012

PROXY SUMMARY

This Proxy Summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Cable One, Inc. 2019 Annual Meeting of Stockholders (the “Annual Meeting”)
Date and Time:	Friday, May 17, 2019, at 8:00 a.m., local time
Place:	Cable One, Inc. Headquarters, 210 East Earll Drive, Phoenix, Arizona, 85012
Record Date:	March 25, 2019

Voting Matters and Board Recommendations

The Board of Directors (the “Board”) of Cable One, Inc. (the “Company, “we,” “us,” “our” or “Cable One”) unanimously recommends you vote as follows:

Proposal	Board Recommendation	Page for Additional Detail
Election of Directors: The election of three Class I directors named in this Proxy Statement to hold office until the 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualified or as otherwise provided in our Amended and Restated By-laws (“By-laws”)	FOR each nominated director ☑	8
Ratification of appointment of independent registered public accounting firm: The ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2019	FOR ☑	18
Advisory Vote to Approve Executive Compensation for 2018: The approval, on a nonbinding advisory basis, of the compensation of our named executive officers (“NEOs”) for 2018 (also referred to as the “say-on-pay” vote)	FOR ☑	44

Cable One, Inc.▪ 2019 Proxy Statement	1

Company Highlights

■	Strong operational and financial performance in 2018

■	Received the Cable FAX 2018 MSO of the Year Award and the top spot in J.D. Power’s 2018 residential internet service provider satisfaction study for the western region of the United States

■

Net income was $164.8 million in 2018, a decrease of 29.9% year-over-year, primarily as a result of the 2017 Federal tax reform legislation (the “2017 Tax Act”). Adjusted EBITDA was $500.8 million, an increase of 12.9% year-over-year. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable measure under GAAP

■

Net cash provided by operating activities was $407.8 million, an increase of 25.7% year-over-year. Adjusted EBITDA less capital expenditures was $283.1 million, an increase of 7.1% year-over-year. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the definition of Adjusted EBITDA less capital expenditures and reconciliations to net income, which is the most directly comparable measure under GAAP when this metric is used as a performance measure, and to net cash provided by operating activities, which is the most directly comparable measure under GAAP when this metric is used as a liquidity measure

■	Total stockholder return as of December 31, 2018 grew 17.8% on a one-year basis and 25.0% on a compounded three-year basis

Governance Highlights

■	75% of the Board is independent with three female directors out of eight members

■	Robust executive and non-employee director stock ownership guidelines

■	Expanded Clawback Policy that allows for the forfeiture and recoupment in the event of financial restatements, legal or compliance violations or various forms of misconduct

■	Prohibition from hedging and pledging our securities by all executives and directors

Election of Directors (page 8)

The following tables presents certain information, as of March 25, 2019, concerning each nominee for election as a director at, and each director whose term of office will continue after, the Annual Meeting.

Class I Director Nominees
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Brad D. Brian	66	2015	Chair of the law firm Munger, Tolles & Olson LLP	✔	Compensation; Nominating and Governance	0
Julia M. Laulis	56	2017	Chair of the Board, President and Chief Executive Officer of Cable One		Executive	0
Katharine B. Weymouth	52	2015	Chief Operating Officer and President of dineXpert	✔	Audit; Compensation	2

2	Cable One, Inc.▪ 2019 Proxy Statement

Class II and III Directors Continuing in Office
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Thomas S. Gayner	57	2015	Co-Chief Executive Officer of Markel Corporation	✔ (Lead Independent Director)	Executive; Nominating and Governance	4
Deborah J. Kissire	61	2015	Retired Ernst & Young LLP partner	✔	Audit	2
Thomas O. Might	67	1995	Retired Executive Chairman of Cable One		—	0
Alan G. Spoon	67	2015	Retired partner at Polaris Partners	✔	Audit; Executive	4
Wallace R. Weitz	69	2015	Founder of Weitz Investment Management, Inc.	✔	Compensation; Executive; Nominating and Governance	1

Ratification of Appointment of Independent Registered Public Accounting Firm (page 18)

The following table provides summary information regarding the aggregate fees billed to the Company for professional services rendered by PricewaterhouseCoopers LLP for 2018 and 2017.

	2018	2017
Audit Fees	$2,017,035	$2,623,605
Audit-Related Fees	120,969	104,299
Tax Fees	-	72,000
All Other Fees	3,000	2,771
Total	$2,141,004	$2,802,675

Executive Compensation (page 20)

We have a performance-based compensation philosophy, and the key objectives of our executive compensation program are as follows:

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of our stock by executives and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that compensation opportunities are competitive.

Cable One, Inc.▪ 2019 Proxy Statement	3

The following charts show an overview of the 2018 executive compensation components for our CEO and our other NEOs (except newly hired NEOs) and the percentage of target annual compensation that is at-risk.

Advisory Vote to Approve Executive Compensation for 2018 (page 44)

We are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this Proxy Statement. Although the say-on-pay vote is advisory and therefore non-binding on us, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2018 Annual Meeting of Stockholders, nearly 99% of the votes cast voted in favor of our say-on-pay proposal.

Who Can Vote

Stockholders of record as of the close of business on March 25, 2019 (the “Record Date”). Each of your shares—whether held (i) directly in your name as stockholder of record or (ii) in street name—entitles you to one vote with respect to each proposal to be voted on at the Annual Meeting. However, street name stockholders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares.

How to Cast Your Vote
You can vote using any of the following methods:

Over the internet at www.proxyvote.com or scan the QR code on your proxy card or voting instruction form with your mobile device. We encourage you to vote this way.

By toll-free telephone at 1-800-690-6903.

By completing and mailing your proxy card or voting instruction form.

By attending the Annual Meeting and voting in person. Stockholders of record (that is, if your shares are registered in your name and not in “street name”) will be on a list held by the inspector of elections. Street name stockholders must obtain a proxy executed in their favor from the institution that holds their shares, whether it is their brokerage firm, bank or other nominee, and present it to the inspector of elections in order to vote at the Annual Meeting.

4	Cable One, Inc.▪ 2019 Proxy Statement

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

MAY 17, 2019

This Proxy Statement contains information relating to the Annual Meeting of Cable One, or any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board is making this proxy solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on May 17, 2019

Our Proxy Statement and Annual Report to Stockholders are available at

www.proxyvote.com

These proxy solicitation materials, including this Proxy Statement and the accompanying proxy card or voting instruction form, were first distributed and made available on or about April 15, 2019 to all stockholders entitled to vote at the Annual Meeting.

Other Questions and Answers

Q:	Will any other matters be voted on?
A:

We are not aware of any matters to be voted on other than those referred to in this Proxy Statement. If any other matter is properly brought before the Annual Meeting, Julia M. Laulis and Steven S. Cochran, acting as your proxies, will vote your shares at their discretion.

Q:	What else should I know about voting?
A:

If you hold shares in “street name” (that is, your shares are held in a brokerage account by a broker, bank or other nominee, also known as “beneficial owners”), you should follow the voting instructions provided by your broker, bank or other nominee.

If you wish to vote over the internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on the day before the Annual Meeting. After that time, internet and telephone voting will not be permitted, and a stockholder of record wishing to vote who has not previously submitted a signed proxy card or voting instruction form must vote in person at the Annual Meeting. Stockholders of record will be on a list held by the inspector of elections. Street name stockholders must obtain a proxy executed in their favor from the institution that holds their shares, whether it is their brokerage firm, bank or other nominee, and present it to the inspector of elections in order to vote at the Annual Meeting. Voting in person by a stockholder at the Annual Meeting will replace any previous votes submitted by proxy.

Your shares will be voted as you indicate. If you are a stockholder of record and you sign and return a proxy card but do not indicate your voting preferences, Julia M. Laulis and Steven S. Cochran, acting as your proxies, will vote your shares in accordance with the Board’s recommendations specified in the Proxy Summary under “Voting Matters and Board Recommendations.”

Q:	Can I change my vote?
A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the Annual Meeting:

■	By entering a new vote over the internet or by telephone by 11:59 p.m., Eastern Time, on the day before the Annual Meeting;

■	By returning a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

■	By voting in person at the Annual Meeting.

Cable One, Inc.▪ 2019 Proxy Statement	5

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares. Only the latest validly executed proxy that you submit will be counted.

Q:	What vote is required to approve a proposal?
A:

Each proposal requires the affirmative vote of majority of the votes cast at the Annual Meeting in order to be approved. “Abstentions” and “broker non-votes” will not be counted as votes cast with respect to that proposal, although they will have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

Regarding Proposal 1 (election of the Company’s directors), in accordance with our By-laws, any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-against vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Q:	Who will count the vote?
A:

Votes cast in person or by proxy at the meeting will be tabulated by the inspector of elections appointed for the meeting, who will determine whether a quorum is present. The inspector of elections need not be a stockholder, and no director or nominee for the election as a director may be appointed the inspector of elections.

Q:	Who can attend the Annual Meeting?
A:	All stockholders of record as of the close of business on March 25, 2019 can attend. Street name stockholders must show proof of ownership in order to be admitted to the Annual Meeting.

Q:	What do I need to do to attend the Annual Meeting?
A:

In order to be admitted to the Annual Meeting, you must present proof of ownership of our common stock as of the Record Date. This can be a brokerage statement or letter from a broker, bank or other nominee indicating your ownership as of the Record Date, a proxy card, or a legal proxy or voting instruction form provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport.

In addition, please follow these instructions:

■	If you vote by using the enclosed proxy card or voting instruction form, check the appropriate box on the card to indicate that you plan to attend the Annual Meeting.

■	If you vote over the internet or by telephone, follow the instructions provided to indicate that you plan to attend the Annual Meeting.

Seating at the Annual Meeting will be on a first-come, first-served basis upon arrival at the Annual Meeting.

Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted inside the Annual Meeting. Failure to follow the Annual Meeting rules or permit inspection will be grounds for exclusion from the Annual Meeting.

Q:	Can I bring a guest?
A:	No. The Annual Meeting is for stockholders only.

Q:	What is the quorum requirement of the Annual Meeting?
A:

A majority of the votes entitled to be cast by the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be present in person or by proxy to constitute a quorum for the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present at the Annual Meeting. As of the Record Date, there were 5,699,364 shares of our common stock outstanding and entitled to vote.

6	Cable One, Inc.▪ 2019 Proxy Statement

Q:	What is a broker non-vote?
A:

If you hold your shares in street name and do not provide voting instructions to your broker, New York Stock Exchange (“NYSE”) rules grant your broker discretionary authority to vote your shares on “routine matters” at the Annual Meeting, including for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019 in Proposal 2. However, the proposals regarding the election of directors and the say-on-pay vote are not considered “routine matters.” As a result, if you do not provide voting instructions to your broker, your shares will be voted on Proposal 2 but will not be voted on Proposals 1 and 3 (resulting in a “broker non-vote” with respect to each of Proposals 1 and 3). Although “broker non-votes” will be counted as present for purposes of determining a quorum, we urge you to promptly provide voting instructions to your broker or other nominee so that your shares are voted on all proposals.

Q:	Who is soliciting proxies?
A:

Solicitation of proxies is being made by our management on behalf of the Board through the mail, in person, over the internet or by telephone, without any additional compensation being paid to such members of management. The cost of such solicitation will be borne by us. In addition, we have requested brokers and other custodians, nominees and fiduciaries to forward proxy cards and proxy soliciting material to stockholders, and we will pay their fees and reimburse them for their expenses in so doing.

Q:	What other information about Cable One is available?
A:	The following information is available:

■

We maintain on our website, http://ir.cableone.net, copies of our Annual Report on Form 10-K; Annual Report to Stockholders; Corporate Governance Guidelines; Statement of Ethical Principles; Code of Business Conduct; charters of the Audit, Compensation, Executive and Nominating and Governance Committees; Policy Statement Regarding Director Nominations and Stockholder Communications (the “Policy Statement”); and other information about the Company.

■

In addition, printed copies of these documents will be furnished without charge (except exhibits) to any stockholder upon written request addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012.

■	Amendments to, or waivers granted to our directors and executive officers under, the Code of Business Conduct, if any, will be posted on our website.

Q:	Can I receive materials relating to the Annual Meeting electronically?
A:

To assist us in reducing costs related to the Annual Meeting, stockholders who vote over the internet may consent to electronic delivery of mailings related to future annual stockholder meetings. We also make our Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those stockholders who consent in advance to electronic distribution. If you are voting over the internet, you may consent online at www.proxyvote.com when you vote. If you hold shares in street name, please also refer to information provided by the broker, bank or other nominee for instructions on how to consent to electronic distribution.

Cable One, Inc.▪ 2019 Proxy Statement	7

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is divided into three classes, designated Class I, Class II and Class III. Directors are elected by class for three-year terms, which continue until the third annual meeting of stockholders following the director’s election and until the director’s successor is elected and qualified. Our Amended and Restated Certificate of Incorporation (“Charter”) and By-laws provide that the number of the directors of the Company will be fixed from time to time by the Board.

There are three Class I directors whose term of office expires in 2019. The nominees for election as Class I directors, to serve for a three-year term until the 2022 Annual Meeting of Stockholders and until his or her successor is elected and qualified, are Brad D. Brian, Julia M. Laulis and Katharine B. Weymouth. All nominees are currently directors of the Company. Ms. Laulis was elected by the Board in January 2017 at the same time she was appointed Chief Executive Officer of the Company.

The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In choosing directors and nominees, the Company seeks individuals of the highest personal and professional ethics, integrity, business acumen and commitment to representing the long-term interests of our stockholders. In respect of its composition, the Board considers the diversity, skills and experience of prospective nominees in the context of the needs of the Board and seeks directors who are “independent” under applicable law and listing standards. Although our Corporate Governance Guidelines and the Policy Statement do not prescribe specific standards regarding Board diversity, the Board considers, as a matter of practice, the diversity of prospective nominees (including incumbent directors), both culturally and in terms of the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Directors are elected by the affirmative vote of majority of the votes cast at the Annual Meeting. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept his or her nomination or election. In the event that any nominee for election withdraws or for any reason is not able to serve as a director, the individuals acting as your proxies may vote for such other person as the Board may nominate.

The following table presents certain information, as of March 25, 2019, concerning each nominee for election as a director at, and each director whose term of office will continue after, the Annual Meeting.

Name	Age	Director Since	Position	Expiration of Term as Director
Julia M. Laulis	56	2017	Chair of the Board, President and Chief Executive Officer	2019
Brad D. Brian*	66	2015	Director	2019
Thomas S. Gayner*	57	2015	Lead Independent Director	2021
Deborah J. Kissire*	61	2015	Director	2021
Thomas O. Might	67	1995	Director	2021
Alan G. Spoon*	67	2015	Director	2020
Wallace R. Weitz*	69	2015	Director	2020
Katharine B. Weymouth*	52	2015	Director	2019

* Independent Director

In addition to the information presented below regarding each nominee’s specific qualifications, skills, attributes and experience that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated established records of accomplishment in areas relevant to our strategy and operations and share characteristics identified in our Corporate Governance Guidelines, Statement of Ethical Principles and the Policy Statement as essential to a well-functioning deliberative body, including honesty, integrity, judgment, acumen, ethics, financial literacy, independence, competence, diligence and commitment to the interests of all stockholders to build long-term stockholder value.

All of the directors and nominees have held senior positions as leaders of complex organizations and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, legal, compensation and leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as directors of public companies and other institutions. These skills and experience are pertinent to our current and evolving business strategies, as well as to the Board’s oversight role, and enable the directors to provide diverse perspectives about the complex issues facing the Company.

8	Cable One, Inc.▪ 2019 Proxy Statement

The following matrix and biographies highlight significant qualifications, skills, attributes and experience of each of our directors who is a nominee for election as a director or whose term of office will continue after the Annual Meeting. The matrix is a summary only; therefore, it does not include all of the qualifications, skills, attributes and experience that each director offers, and the fact that a particular qualification, skill, attribute or experience is not listed does not mean that a director does not possess it.

	Data, Video, Voice / Communications / Media Industry Experience	Leadership Experience	Governance / Outside Board Experience	Financial / Accounting Expertise	Legal Expertise	Diversity
Brad D. Brian		✔	✔		✔
Thomas S. Gayner	✔	✔	✔	✔
Deborah J. Kissire	✔	✔	✔	✔		✔
Julia M. Laulis	✔	✔	✔			✔
Thomas O. Might	✔	✔	✔
Alan G. Spoon	✔	✔	✔	✔
Wallace R. Weitz		✔	✔	✔
Katharine B. Weymouth	✔	✔	✔		✔	✔

Nominees for Election for a Term Expiring at the 2022 Annual Meeting of Stockholders

Brad D. Brian

Mr. Brian is a national trial lawyer and Chair of the law firm Munger, Tolles & Olson LLP, having practiced there for more than 37 years. A complex civil and criminal litigator, Mr. Brian is a Fellow in the American College of Trial Lawyers and the International Academy of Trial Lawyers. Mr. Brian has represented numerous Fortune 500 corporations in lawsuits and government investigations. This work has included trials, regulatory investigations and internal corporate investigations. He also has defended companies against more than 40 lawsuits filed under the qui tam provisions of the False Claims Act. Mr. Brian is the co-editor of Internal Corporate Investigations (ABA 4th Ed. 2017). Mr. Brian was named a “Litigator of the Year” by The American Lawyer in 2016. He serves on several non-profit boards, including the board of trustees of the UC Berkeley Foundation.

Mr. Brian brings to the Board his experience as a litigator and corporate advisor and his understanding of legal matters that may arise at Cable One.

Julia M. Laulis

Ms. Laulis has been Chair of the Board since January 2018, Chief Executive Officer and a member of the Board since January 2017 and President of Cable One since January 2015.

Ms. Laulis joined Cable One in 1999 as Director of Marketing – Northwest Division. In 2001, she was named Vice President of Operations for the Southwest Division. In 2004, she accepted the additional responsibility for starting up Cable One’s Phoenix Customer Care Center. In 2008, she was named Chief Operations Officer, and in 2012, she was named Chief Operating Officer of Cable One. In January 2015, she was promoted to President and Chief Operating Officer of Cable One.

Prior to joining Cable One, Ms. Laulis served in various senior marketing positions with Jones Communications. Ms. Laulis began her 35-plus-year career in the cable industry with Hauser Communications.

Ms. Laulis serves on the boards of C-SPAN, CableLabs and The Cable Center, and she is a trustee of the C-SPAN Education Foundation.

In addition to being the Company’s President and Chief Executive Officer, Ms. Laulis brings to the Board her significant operational and leadership experience as well as intimate knowledge and perspective about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company based on her various executive roles at Cable One.

Cable One, Inc.▪ 2019 Proxy Statement	9

Katharine B. Weymouth

Ms. Weymouth is the Chief Operating Officer and President of dineXpert, a group buying service for independent restaurants that launched in 2018. She was the Chief Executive Officer of Washington Post Media and Publisher of The Washington Post newspaper from February 2008 until October 2014. Ms. Weymouth joined The Washington Post Company in 1996 as Assistant General Counsel of The Washington Post newspaper and held various positions within that organization over the course of 18 years. She held several positions within The Washington Post’s advertising department, including Director of the department’s jobs unit, Director of Advertising Sales and Vice President of Advertising. She also served as Associate Counsel of Washingtonpost.Newsweek Interactive, then the online publishing subsidiary of The Washington Post Company. Ms. Weymouth serves on the boards of Graham Holdings Company (formerly named The Washington Post Company and our former corporate parent) (“GHC”) and Republic Services, Inc. She also serves as a trustee of the Philip L. Graham Fund and as a director of The Economic Club of Washington, D.C. and the Community Foundation for the Greater Capital Region.

Ms. Weymouth brings to the Board public company leadership, management oversight and operational expertise gained through her various senior roles with and directorships at public and private companies as well as historical knowledge of our business from her time as a director of GHC.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Directors Continuing in Office

Thomas S. Gayner

Mr. Gayner has served as Co-Chief Executive Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, Virginia, since January 2016 and as a director since August 2016. He also served as President and Chief Investment Officer of Markel Corporation from May 2010 until December 2015 and as a director of Markel Corporation from 1998 to 2003. Since 1990, he has served as President of Markel-Gayner Asset Management Corporation. Previously, he was a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company LLC in Virginia. Mr. Gayner serves on the boards of Colfax Corporation, GHC and The Davis Series Mutual Funds. He also serves on the board of the Community Foundation of Richmond, a non-profit entity.

Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and director of Markel Corporation as well as other public company boards.

Deborah J. Kissire

Ms. Kissire retired as a partner of Ernst & Young LLP, an independent registered public accounting firm, in July 2015 after a 36-year career. At the time of her retirement, Ms. Kissire served as Ernst & Young’s Vice Chair and East Central Managing Partner as well as a member of the Americas Executive Board. Ms. Kissire serves on the boards of Axalta Coating Systems Ltd. and Omnicom Group Inc., and she has served on the boards of Goodwill Industries of Greater Washington and Junior Achievement USA.

Ms. Kissire brings to the Board her significant experience in public company financial reporting, accounting and internal control matters.

Thomas O. Might

Mr. Might retired as Executive Chairman of Cable One in December 2017. He has been a member of the Board of Cable One since 1995. Prior to his retirement from Cable One, Mr. Might served as Executive Chairman in 2017, as Chairman of the Board from 2015 to 2017, as Chief Executive Officer from 1994 to 2016 and as President from 1994 to 2014.

Mr. Might joined The Washington Post Company in 1978 as assistant to publisher Donald E. Graham after serving a summer internship at the newspaper in 1977. He was promoted to Vice President-Production in 1982 and served in that position until 1987, when he became Vice President-Production and Marketing. In 1991, Mr. Might was named Vice President-Advertising Sales.

10	Cable One, Inc.▪ 2019 Proxy Statement

In 1993, Mr. Might was promoted to President and Chief Operating Officer of Cable One. He became President and Chief Executive Officer of Cable One in 1994 and was elected to the Board in 1995.

Mr. Might was a Combat Engineer Officer in the U.S. Army from 1972 to 1976.

Mr. Might brings to the Board leadership and management oversight skills as well as intimate knowledge and perspective about the Company’s history, strategic and operational opportunities and challenges, economic and industry trends, and the competitive and financial positioning of the Company based on his various executive roles at Cable One.

Alan G. Spoon

Mr. Spoon served as a partner at Polaris Partners, a private investment firm that provides venture capital to development-stage companies, between May 2000 and December 2018, including as Partner Emeritus from 2015 to 2018 and Managing General Partner from 2000 to 2010. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company from March 1991 through May 2000 and served as President of The Washington Post Company from September 1993 through May 2000. Prior to that, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon began his career at, and later became a partner of, The Boston Consulting Group.

Mr. Spoon serves on the boards of Danaher Corporation, Fortive Corporation, IAC/InterActiveCorp and Match Group, Inc. and previously served as a director of Cable One from 1991 to 2000. Additionally, he has served on the boards of Getty Images, TechTarget, Inc., Human Genome Sciences, Ticketmaster and American Management Systems. Previously, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman). He is a member of the MIT Corporation (member of the Executive Committee), where he also serves on the board of edX (an online education platform).

Mr. Spoon’s public company leadership experience gives him insight into business strategy, leadership and executive compensation, and his public company and private equity experience give him insight into technology trends, acquisition strategy and financing. With more than 18 years of experience with The Washington Post Company, including nine years as a director of Cable One, he also has extensive knowledge of our business.

Wallace R. Weitz

Mr. Weitz founded the investment management firm Weitz Investment Management, Inc. in 1983 as Wallace R. Weitz & Company and has since served in various roles at Weitz Investment Management, including Chief Investment Officer, President and Portfolio Manager. Mr. Weitz manages the Partners III Opportunity Fund and co-manages the Partners Value Fund and Hickory Fund, each of which is managed by Weitz Investment Management. Mr. Weitz has served as a Trustee of the Weitz Funds since 1986. Mr. Weitz began his career in New York as a securities analyst before joining Chiles, Heider & Co. in Omaha, Nebraska in 1973. There, he spent 10 years as an analyst and portfolio manager. Mr. Weitz is on the board of trustees for Carleton College and serves on various other non-profit boards.

Mr. Weitz brings to the Board his substantial finance experience as an investor in public companies.

There are no family relationships among any of our directors and executive officers.

Cable One, Inc.▪ 2019 Proxy Statement	11

CORPORATE GOVERNANCE

Board Committees and Meeting Attendance

The standing committees of the Board include the Audit Committee, Compensation Committee, Executive Committee, and Nominating and Governance Committee. As discussed in more detail below, each of the Audit, Compensation and Nominating and Governance Committees is comprised entirely of independent directors, consistent with the definition of “independent” under NYSE listing standards applicable to boards of directors generally and board committees in particular.

Each committee of the Board operates under a written charter that is maintained on our website, http://ir.cableone.net/govdocs, and has the authority to hire at the expense of the Company independent legal, accounting, compensation, financial or other advisors as it deems necessary or appropriate.

The following table summarizes the current membership of the Board and each of its committees, as well as the number of times the Board and each committee met during 2018.

Director	Board	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Brad D. Brian*	✔		✔		✔
Thomas S. Gayner*	Lead Independent Director			Chair	Chair
Deborah J. Kissire*	✔	Chair
Julia M. Laulis	Chair			✔
Thomas O. Might	✔
Alan G. Spoon*	✔	✔		✔
Wallace R. Weitz*	✔		Chair	✔	✔
Katharine B. Weymouth*	✔	✔	✔
Number of Meetings	5	5	5	3	4

* Independent Director

Each director attended at least 75% of the meetings of the Board and the committees of the Board on which the director served in 2018.

Audit Committee

The functions of the Audit Committee include, among other duties, overseeing:

■	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

■	the integrity of our financial statements;

■	our compliance with legal and regulatory requirements;

■	the qualifications and independence of our independent registered public accounting firm;

■	the performance of our internal audit function;

■	the independent registered public accounting firm’s annual audit of our financial statements; and

■	the preparation of certain reports required by the rules and regulations of the Securities and Exchange Commission (the “SEC”).

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The Board has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” directors within the meaning of the listing standards of the NYSE. None of the members of the Audit Committee has accepted, other than in such person’s capacity as a committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates.

The Board has determined that each of Ms. Kissire and Mr. Spoon has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to his or her extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with U.S. generally accepted accounting principles (“GAAP”). All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to consulting with external experts, such as the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

Compensation Committee

The functions of the Compensation Committee include, among other duties:

■	determining and approving the compensation of our Chief Executive Officer;

■	reviewing and approving the compensation of other members of our senior management;

■	overseeing the administration and determination of awards under our compensation plans; and

■	preparing any report on executive compensation required by the rules and regulations of the SEC.

All members of the Compensation Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE applicable to service on compensation committees and, to the extent still applicable, “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Executive Committee

The functions of the Executive Committee include, among other duties:

■	reviewing and providing guidance to the Board and to senior management of the Company regarding the Company’s strategy, operating plans and operating performance; and

■	performing such other duties or responsibilities as may be delegated to the Committee from time to time by the Board.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include, among other duties:

■	overseeing our corporate governance practices;

■	reviewing and recommending to our Board amendments to our By-laws, Charter, committee charters and other governance policies;

■	reviewing and making recommendations to our Board regarding the structure of our various board committees;

Cable One, Inc.▪ 2019 Proxy Statement	13

■	identifying, reviewing and recommending to our Board individuals for election to the Board;

■	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

■	overseeing the Chief Executive Officer succession planning process, including an emergency succession plan;

■	reviewing the leadership structure for our Board;

■	overseeing our Board’s annual self-evaluation; and

■	overseeing and monitoring general governance matters, including communications with stockholders and regulatory developments relating to corporate governance.

All members of the Nominating and Governance Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE.

Corporate Governance Guidelines and Codes of Conduct

In order to help assure the highest levels of business ethics at Cable One, our Board has adopted the following Corporate Governance Guidelines and codes of conduct, which are maintained on our website, http://ir.cableone.net/govdocs.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of the Company. Among other things, our Corporate Governance Guidelines address: director qualifications; Board operations, structure and leadership; director compensation; management review and succession; and director orientation and continuing education. The Corporate Governance Guidelines also provide for annual self-evaluations by the Board and its committees.

The Board has not established limits on the number of terms a director may serve prior to his or her 75th birthday; however, no director may be nominated to a new term if he or she would be age 75 or older at the time of the election, unless the Board, upon recommendation of the Nominating and Governance Committee, determines that it is in the best interests of the Company and its stockholders for the director to continue to serve on the Board for an additional term.

Code of Business Conduct

Our Code of Business Conduct applies to our employees, including any employee directors. The Code of Business Conduct contains policies pertaining to, among other things, employee conduct in the workplace; electronic communications and information security; accuracy of books, records and financial statements; securities trading; confidentiality; conflicts of interest; anti-bribery and anti-corruption laws; antitrust laws; and political activities and solicitations.

Statement of Ethical Principles

Our Statement of Ethical Principles applies to our directors, officers and employees and is designed to deter wrongdoing and to promote, among other things:

■	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

■	fairness in business practices;

■	the protection of the confidentiality of our non-public information;

■	the responsible use of and control over our assets and resources;

14	Cable One, Inc.▪ 2019 Proxy Statement

■	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

■	compliance with applicable laws, rules and regulations; and

■	accountability for adherence to the Statement of Ethical Principles and prompt internal reporting of any possible violation of the Statement of Ethical Principles.

Director Nomination Process

Under our By-laws, stockholders of record are able to nominate persons for election to our Board only by providing proper notice to our Secretary. Proper notice must be timely, generally between 90 and 120 days prior to the relevant meeting (or, in the case of annual meetings, prior to the first anniversary of the prior year’s annual meeting), and must include, among other information, the name and address of the stockholder giving the notice, a representation that such stockholder is a holder of record of our common stock as of the date of the notice, certain information regarding such stockholder’s beneficial ownership of our securities and any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a representation as to whether such stockholder intends to solicit proxies. In addition, in the event a stockholder of record desires to bring any other business before the meeting, proper notice must include a brief description of such other business the stockholder proposes to bring before the meeting and the reason for conducting such business.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Our By-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures.

Our Corporate Governance Guidelines and the Policy Statement contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating future director candidates. The Policy Statement sets forth our Nominating and Governance Committee’s general policy regarding the consideration of candidates proposed by stockholders; a description of the minimum criteria used by the Nominating and Governance Committee in evaluating candidates for the Board; a description of the Nominating and Governance Committee’s process for identifying and evaluating director nominees (including candidates recommended by stockholders); and the general process for communications between stockholders and the Board. In 2018, we retained Spencer Stuart, a national outside director search firm, to assist in identifying and evaluating potential director candidates.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections, and any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-against vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Director Independence

As set forth in our Corporate Governance Guidelines, the majority of directors must be “independent” according to the criteria for independence established by the NYSE. Our Corporate Governance Guidelines also require that all members of each of the standing committees (other than the Executive Committee) must be independent, including any enhanced independence standards applicable to a particular committee, and none of the members of the standing committees (other than the Executive Committee) may have a material relationship with the Company. In order to determine that a director is independent, the Board must make an affirmative determination that the director satisfies applicable regulatory and NYSE listing requirements to be an independent director of the Company and that the director is free of any other relationship that would interfere with the exercise of independent judgment by such director. The Board has determined that the following directors are independent: Brad D. Brian, Thomas S. Gayner, Deborah J. Kissire, Alan G. Spoon, Wallace R. Weitz and Katharine B. Weymouth.

Cable One, Inc.▪ 2019 Proxy Statement	15

Executive Sessions of the Non-Management Directors

The listing standards of the NYSE call for the non-management directors of the Company to meet at regularly scheduled executive sessions without management. Mr. Gayner serves as Lead Independent Director of the Board, and he presides at the executive sessions of the Board. In 2018, the non-management directors regularly met in executive sessions outside the presence of any employee director or management, and the non-management directors expect to meet in executive session in 2019 as appropriate.

Board Leadership Structure

As set forth in our Corporate Governance Guidelines, the Board supports flexibility in determining its leadership structure by not requiring the separation of the roles of Chair of the Board and Chief Executive Officer. The Board believes that the Company and its stockholders are best served by maintaining this flexibility rather than mandating a particular leadership structure.

We currently do not separate the roles of Chair of the Board and Chief Executive Officer as Ms. Laulis serves in both roles. The Board believes that Ms. Laulis’ service as both Chair of the Board and Chief Executive Officer is in the best interests of the Company and that this structure is appropriate because Ms. Laulis possesses in-depth strategic and operational knowledge of the opportunities and challenges facing the Company and has played a critical role in the growth of the Company during her 20-year career at Cable One through her experiences as an employee, executive and director of Cable One. Her dual role promotes decisive leadership, accountability and clarity in the overall direction of the Company’s business strategy as well as effective decision-making and strategic alignment between the Board and the Company’s senior management. The Board also believes that this approach facilitates clear and consistent communication of the Company’s strategy to all stakeholders and that, in consultation with our Lead Independent Director, Ms. Laulis is best positioned to develop agendas that focus on matters that merit Board attention.

As provided in our Corporate Governance Guidelines, to ensure the Board’s independence and proper functioning, the Board also appoints a Lead Independent Director who must be independent according to the criteria for independence established by the NYSE. Mr. Gayner currently serves in this capacity. The Lead Independent Director typically chairs executive sessions of Board meetings and consults with Ms. Laulis and senior management regarding issues to be included in Board meeting agendas. The Lead Independent Director is also expected to collaborate with Ms. Laulis, along with the other members of the Executive Committee, in reviewing key operational and other matters and to act as a liaison between Ms. Laulis and the non-management directors. The role of the Lead Independent Director is to provide strong leadership of the non-management directors and help the Board provide effective independent oversight of the Chair of the Board and Chief Executive Officer.

Classified Board Structure

We have a classified Board that we believe is important to and congruent with our philosophy of managing for the long term. While we are smaller than the nation’s biggest providers of data, video and voice services, we have a record of consistent, long-term financial and operational success driven by our differentiated operating philosophy. We emphasize focus as opposed to scale, which is a departure from more conventional strategies in our industry, but is well suited to the markets in which we operate and enables us to take advantage of our strengths. We have a multi-faceted strategy that builds upon our long track record of focusing on the right markets, the right products and the right customers, as well as controlling our operating and capital costs. Prior to 2012, we were focused on growing revenues through subscriber retention and growth in overall primary service units (“PSUs”). Since 2012, we have adapted our strategy to face the industry-wide trends of declining profitability of residential video services and declining revenues from residential voice services. Beginning in 2013, we shifted our focus away from maximizing customer PSUs and towards growing our higher margin businesses, namely residential data and business services. Separately, we have also focused on retaining customers with a high expected lifetime value, who are less attracted by discounting, require less support and churn less. This strategy focuses on increasing Adjusted EBITDA, Adjusted EBITDA less capital expenditures and margins.

Because of the long-term nature of our strategy, it can take an extended period of time before financial and operational success fully manifest themselves. We are also a relatively new public company, with all of our directors having served less than four years since our spin-off from GHC (the “spin-off”) and only Messrs. Might and Spoon having served as directors for more than four years (counting Mr. Spoon’s service as a director of our Company between 1991 and 2000 when we were a subsidiary of GHC where Mr. Spoon was an officer). We believe that standing for election every three years enables our directors to develop a robust understanding of our business and strategy while maintaining a long-term perspective that will enable us to drive continued growth and success of our business. In addition, as part of our stockholder outreach efforts, a number of our largest stockholders indicated that they have no concerns with our classified Board.

16	Cable One, Inc.▪ 2019 Proxy Statement

Board’s Role in Risk Oversight

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Audit Committee plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters; the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements; and the Nominating and Governance Committee oversees corporate governance-related risk associated with our governance practices and profile.

Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures as well as by our leadership structure as described above. The Company has established a Disclosure Controls Committee that reports directly to the Audit Committee on certain matters relating to the Company’s public disclosures. The Board believes that its role in risk oversight does not affect the Board’s leadership structure.

Communicating with Directors

In accordance with the Policy Statement, stockholders and other interested persons seeking to communicate with the Board may submit any communications in writing to the Company’s Secretary, at the address of the Company’s headquarters: 210 E. Earll Drive, Phoenix, Arizona, 85012. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will review all incoming stockholder communications, except for solicitations, junk mail and obviously frivolous or inappropriate communications, and forward such communications, as appropriate, to the full Board or to any individual director or directors to whom the communication is directed.

Annual Meeting Attendance

The Board does not have a policy of requiring directors to attend annual meetings of stockholders; however, the Company generally schedules a Board meeting in conjunction with its annual meeting of stockholders and encourages directors and nominees for director to attend each annual meeting of stockholders. All of our directors, except for Mr. Spoon, attended our 2018 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

Messrs. Brian and Weitz and Ms. Weymouth served as members of the Compensation Committee in 2018. None of these individuals has ever been an employee of the Company. During 2018, none of our executive officers served on the board of directors or compensation committee of any other entity for which a member of our Board or Compensation Committee served as an executive officer.

Corporate Governance Policies Related to Compensation and Equity

Please refer to “Compensation Discussion and Analysis—Corporate Governance Policies” beginning on page 30 of this Proxy Statement for discussion of our stock ownership guidelines, and our policies with respect to prohibiting derivative trading, hedging and pledging; clawbacks; and the tax deductibility of compensation.

Cable One, Inc.▪ 2019 Proxy Statement	17

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the financial statements of our Company for the fiscal year ended December 31, 2018, and has served as our independent auditor since 2014. Our Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and recommends that stockholders vote in favor of the ratification of such appointment. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so with respect to our financial statements for the fiscal year ended December 31, 2018 and the firm’s relationship with the Company and will be available to respond to appropriate questions from stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the duties and responsibilities of the Audit Committee include the pre-approval of audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair our auditor’s independence. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent registered public accounting firm as well as revise the list of pre-approved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate to management responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

Audit-related services are assurance and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee has determined that the provision of audit-related services reflected in the table below does not impair the independence of the independent registered public accounting firm.

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.

The Audit Committee may grant pre-approval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the SEC’s rules on auditor independence.

18	Cable One, Inc.▪ 2019 Proxy Statement

Audit and Other Fees

The following table provides information regarding the aggregate fees billed to the Company for professional services rendered by PricewaterhouseCoopers LLP for 2018 and 2017.

	2018	2017
Audit Fees (1)	$2,017,035	$2,623,605
Audit-Related Fees (2)	120,969	104,299
Tax Fees (3)	-	72,000
All Other Fees (4)	3,000	2,771
Total	$2,141,004	$2,802,675

(1)

Audit fees for 2018 and 2017 related to the annual audit and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses. Audit fees for 2017 also related to the review of financial statements and other financial information of RBI Holding LLC (“NewWave”).

(2)

Audit-related fees for 2018 and 2017 related to assurance and other services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses.

(3)	Tax fees for 2017 related to tax compliance, tax advice and tax planning, including reimbursable expenses. These fees were primarily related to tax matters for mergers and acquisitions.

(4)	All other fees for 2018 and 2017 related to software licensing for finance and accounting research tools provided by PricewaterhouseCoopers LLP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Cable One, Inc.▪ 2019 Proxy Statement	19

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

NEOs

This Compensation Discussion and Analysis describes the compensation of our NEOs named in the 2018 Summary Compensation Table:

Name	Position
Julia M. Laulis	Chair of the Board, President and Chief Executive Officer (“CEO”)
Michael E. Bowker	Chief Operating Officer (“COO”)
Steven S. Cochran (1)	Senior Vice President and Chief Financial Officer (“CFO”)
Eric M. Lardy	Senior Vice President
Peter N. Witty (2)	Senior Vice President, General Counsel and Secretary
Kevin P. Coyle (3)	Former Senior Vice President and CFO

(1)	Effective August 6, 2018, Mr. Cochran was appointed Senior Vice President and effective August 13, 2018, he was appointed Chief Financial Officer.
(2)	Effective April 2, 2018, Mr. Witty was appointed Senior Vice President, General Counsel and Secretary.
(3)	Effective August 12, 2018, Mr. Coyle ceased serving as CFO.

2018 Highlights

We delivered strong operational and financial performance in 2018 while announcing, continuing or completing a series of key initiatives, including the integration of legacy NewWave operations, revealing of our intention to rebrand as Sparklight™ beginning in the summer of 2019 and executing the now-completed acquisition of Clearwave Communications, which expanded our fiber footprint and enterprise business segment. These are among the reasons that we were recognized multiple times in 2018, most notably by receiving the Cable FAX 2018 MSO of the Year Award and the top spot in J.D. Power’s 2018 residential internet service provider satisfaction study for the western region of the United States. Below are highlights of our performance in 2018, including Adjusted EBITDA, which was a performance metric used for our 2018 Annual Executive Bonus Plan (the “2018 Bonus Plan”):

■	Net income was $164.8 million in 2018, a decrease of 29.9% year-over-year primarily as a result of the 2017 Tax Act.

■	Adjusted EBITDA was $500.8 million, an increase of 12.9% year-over-year.

■	Net cash provided by operating activities was $407.8 million, an increase of 25.7% year-over-year.

■	Adjusted EBITDA less capital expenditures was $283.1 million, an increase of 7.1% year-over-year.

■	Total stockholder return as of December 31, 2018 grew 17.8% on a one-year basis and 25.0% on a compounded three-year basis.

Executive Compensation and Governance “Best Practices”

Below is a summary of best practices that we have implemented with respect to the compensation of our NEOs because we believe they support our compensation philosophy and are in the best interests of our Company and our stockholders.

✓	Our compensation is aligned with a pay-for-performance philosophy where a substantial portion of executive officer compensation is at-risk and tied to objective performance goals.

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✓

Both annual bonuses and the majority of annual equity incentive awards for existing executives are based on financial operating performance against pre-defined objective goals (with no discretion to increase payouts) or the appreciation of our common stock.

✓	The Compensation Committee engages an independent compensation consultant.

✓	We maintain robust executive and non-employee director stock ownership guidelines.

✓

In 2019, the Board adopted a more expansive Clawback Policy that allows for the forfeiture and recoupment in the event of financial restatements, legal or compliance violations or various forms of misconduct.

✓	We prohibit all executives and directors from hedging and pledging our securities.

✓	The Compensation Committee conducts an annual risk assessment of our compensation program.

✓	We do not provide any “single trigger” acceleration of payments or benefits upon a change of control of the Company.

✓	We do not provide gross-up payments on excise taxes under Section 280G of the Code.

✓	We provide only limited perquisites to our NEOs.

✓	The Cable One, Inc. 2015 Omnibus Incentive Compensation Plan, as amended and restated (the “2015 Plan”) does not allow for the repricing of options or SARs without stockholder approval.

Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The Compensation Committee considers the outcome of say-on-pay votes and is devoted to consistently reviewing and enhancing our compensation programs. At our 2018 Annual Meeting of Stockholders, nearly 99% of the votes cast were in favor of our say-on-pay proposal. After evaluating the outcome of the 2018 say-on-pay vote and based upon input from the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation Committee determined that our executive compensation program is aligned with our compensation philosophy and our business strategy.

Our Executive Compensation Program and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed to advance stockholder interests through effective performance-based incentives with retention features. The primary components and associated purposes of our compensation program are as follows:

■	Base Salary — Provide the security of a competitive fixed cash payment for services rendered.

■	Annual Cash Incentives — Motivate superior annual performance and support our objectives by tying any payout to achievement against pre-established operating goals.

■

Long-Term Equity Incentives — Support the retention of executives and align their interests with those of our long-term stockholders by motivating them to build stockholder value over the life of the grants and beyond. We generally tie the majority of long-term equity incentives to achievement against pre-established long-term operating goals (through performance-based restricted stock awards (“PSAs”)) or the appreciation of our common stock (through stock appreciation rights (“SARs”)). Newly hired or promoted executives typically receive an initial long-term equity incentive in the form of time-based restricted stock awards (“RSAs”), which are intended to support direct alignment with the interests of our long-term stockholders.

Cable One, Inc.▪ 2019 Proxy Statement	21

■

Other Benefits — Provide other benefits that are competitive and consistent with the market, including health and welfare benefits that are broadly uniform with those offered to all full-time employees; minimal perquisites, such as relocation and temporary housing assistance for newly hired executives; and limited severance benefits in the event of involuntary termination, which generally provide for partial vesting of outstanding equity awards.

Under our executive compensation program, performance-based incentive compensation comprises a substantial portion of target annual compensation, and our NEOs have a larger percentage of total compensation at-risk than is fixed. The Compensation Committee considers each component of compensation collectively with other components when establishing the various forms and levels of compensation for our NEOs. In determining the appropriate mix of compensation elements for each NEO, our compensation program seeks to provide a balance between rewarding performance through annual performance-based cash incentive compensation that encourages achieving and exceeding annual goals and milestones and through long-term equity incentive compensation that is designed to advance our long-term growth strategy and align our NEOs interests with those of our stockholders.

The following charts show an overview of the 2018 executive compensation components for our CEO and our other NEOs (except newly hired NEOs) and the percentage of target annual compensation that is at-risk.

Objectives of Our Executive Compensation Program

Our performance-based compensation philosophy for executive officers aims to provide incentives to achieve both short- and long-term business objectives, align the interests of our executive officers and long-term stockholders and ensure that we can hire and retain talented individuals in a competitive marketplace.

Key objectives of our executive compensation program are as follows:

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of our stock by executives and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that compensation opportunities are competitive.

22	Cable One, Inc.▪ 2019 Proxy Statement

Role of the Compensation Committee and the CEO

The Board has delegated to the Compensation Committee the responsibility of overseeing the administration of our compensation plans and the preparation of all related reports and documents required by the rules and regulations of the SEC. The Compensation Committee annually reviews and approves the corporate goals and objectives upon which the executive compensation program is based. The Compensation Committee evaluates the CEO’s performance in light of these goals and objectives. Furthermore, the Compensation Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to our stockholders for approval.

The Compensation Committee generally meets at least quarterly throughout the year and may meet more often, as required, to address ongoing events. In 2018, the Compensation Committee met five times. Meeting agendas are determined by the Chair of the Compensation Committee with the assistance of our CEO. Our CEO attended all five Compensation Committee meetings and representatives from the Compensation Committee’s independent compensation consultant, FW Cook, attended four Compensation Committee meetings in 2018. At the Compensation Committee meetings, our CEO made recommendations to the Compensation Committee regarding the annual base salary, annual cash incentive compensation and equity compensation of our NEOs (other than our CEO). If needed, legal counsel also attends Compensation Committee meetings.

Compensation Setting Process

The Compensation Committee determined the compensation of each of our NEOs for 2018. For 2018, the Compensation Committee made determinations for our CEO after consideration of individual and Company performance for the year, along with an examination of external market data of our industry peer group. For our NEOs (other than our CEO), the Compensation Committee’s determination of compensation for 2018 was based on the recommendations of our CEO, which reflected consideration of individual and Company performance as well as industry peer group practice. In making its executive compensation decisions, the Compensation Committee does not target a specific percentile for pay, but instead examines external market data of our industry peer group (described below under “Use of Peer Companies”) as a guide for making its pay decisions with respect to all pay elements. The factors that influence the amount of compensation awarded include market competition for a particular position; an individual’s experience and past performance inside or outside the Company; compensation history, role and responsibilities within the Company; past and future performance objectives; value of the position within the Company; succession planning; the Company’s financial performance; and the relative cost of living in the Phoenix, Arizona market.

Independent Compensation Consultant

The Compensation Committee has the sole authority to retain and dismiss an independent compensation consultant. In 2018, the Compensation Committee engaged FW Cook, a national executive compensation consulting firm, as its independent consultant. FW Cook reviewed and provided recommendations concerning all of the elements of the Company’s executive compensation programs for 2018. FW Cook performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. The Compensation Committee assessed the independence of FW Cook pursuant to the rules of the SEC and the NYSE and concluded that FW Cook is independent and no conflict of interest exists with respect to the services it provided to the Compensation Committee.

Use of Peer Companies

In determining our NEOs’ 2018 compensation, the Compensation Committee, with the help of FW Cook, compared each element of compensation to that of a related industry peer group. The peer group was primarily comprised of publicly traded cable, internet and telecommunications companies of similar size and was supplemented by technology companies with broadly comparable gross margins and capital expenditures as a percentage of revenues. At the time of the FW Cook compensation study, across key size metrics, we were generally in a median-to-75th percentile range versus our peers. Our annual revenues and employee headcount approximated the peer median, EBITDA was near the 65th percentile and market capitalization value (current and 12-month average) approximated the 75th percentile.

In assessing the competitiveness of compensation provided to our NEOs, FW Cook utilized comparative data disclosed in peer companies’ publicly available proxy statements along with other documents filed with the SEC.

Cable One, Inc.▪ 2019 Proxy Statement	23

We regularly monitor the composition of our peer group and make changes when appropriate. Our peer group remained largely unchanged in 2018, except for the removal of Inteliquent and Rackspace Holdings, both of which were acquired. The following chart shows the peer group developed by us for determining our NEOs’ 2018 compensation.

2018 NEO Compensation Peer Group
Akamai Technologies	Consolidated Communications	Shenandoah Telecommunications
ATN International	General Communication	Telephone and Data Systems
Cincinnati Bell	Gogo	ViaSat
COGECO	NII Holdings	Vonage Holdings
Cogent Communications	SBA Communications	Zayo Group Holdings

In determining the structure of our 2018 executive compensation program, as well as the individual pay levels of our NEOs, the Compensation Committee reviewed competitive market data provided by FW Cook, which compared the various elements of compensation provided to our NEOs, relative to compensation paid to individuals holding similar positions at companies in our executive compensation peer group. FW Cook worked with management to assess the data and review our compensation practices.

Elements of Our Compensation Program

Base Salary

The Compensation Committee reviews executive officer base salaries each year (or otherwise at the time of a new hire or promotion) and makes any adjustments it deems necessary. In setting annual base salary levels, the Compensation Committee takes into account competitive considerations, changes in responsibilities, individual performance, tenure in position, internal pay equity, Company performance, market data for individuals in similar positions, retention and advice from our independent compensation consultant. The Compensation Committee gives no specific weighting to any one factor in setting the level of base salary and the process ultimately relies on the subjective exercise of the Compensation Committee’s judgment.

As part of the annual review process, Ms. Laulis and Messrs. Bowker, Coyle and Lardy received base salary increases for 2018 based on individual performance and to more closely align each of them with competitive market salary levels. The table below reflects the 2018 base salary amounts as reported in the 2018 Summary Compensation Table for all NEOs, the annualized 2018 base salary amounts for newly hired NEOs and the percent change from 2017 base salary amounts for existing executives (including the annualized 2017 base salary for Mr. Bowker of $350,000).

Name	2018 Base Salary	Annualized 2018 Base Salary	Percent Change from 2017
Julia M. Laulis	$575,000	—	4.5%
Michael E. Bowker	$360,000	—	2.9%
Steven S. Cochran	$131,781	$325,000	—
Eric M. Lardy	$220,000	—	10.0%
Peter N. Witty	$236,466	$315,000	—
Kevin P. Coyle	$325,000	—	3.2%

Annual Cash Incentive Program

Our annual cash incentive program is intended to motivate and reward our NEOs to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy.

Each of our NEOs was awarded a cash incentive opportunity at the beginning of 2018 (for existing executives) or in connection with their appointment (for newly hired executives) pursuant to the 2018 Bonus Plan. The 2018 Bonus Plan provided for payouts based on our financial performance compared to goals set immediately prior to the beginning of 2018, with a target bonus for each NEO expressed as a percentage of such executive’s base salary. The target bonus as a percentage of base salary for each of our NEOs at the end of 2018 and 2017 are reflected in the table below.

Name	2018 Year-End Target Bonus Percentage	2017 Year-End Target Bonus Percentage
Julia M. Laulis	100%	100%
Michael E. Bowker	75%	75%
Steven S. Cochran	70%	—
Eric M. Lardy	50%	50%
Peter N. Witty	50%	—
Kevin P. Coyle	70%	50%

24	Cable One, Inc.▪ 2019 Proxy Statement

For Mr. Coyle, the target bonus percentage increased to more closely align him with competitive market salary levels. Payouts are capped at 200% of target, and the Compensation Committee retains negative discretion to further reduce any payouts based on its subjective assessment of Company and/or individual performance results. An executive must generally be employed on the payment date in order to be eligible to receive a bonus payment under the plan. In accordance with the terms of the 2018 Bonus Plan, Mr. Coyle received his bonus payment at the same time as other executives of the Company as he was an employee of the Company through the end of 2018.

Bonus payouts under the 2018 Bonus Plan were subject to the attainment of goals related to Adjusted EBITDA growth and adjusted capital expenditures as a percentage of revenues. In order to determine Adjusted EBITDA, we begin with our net income (as defined under GAAP and described in our 2018 Annual Report on Form 10-K, filed on February 27, 2019 (the “2018 Form 10-K”)) and adjust for the items as defined and calculated in Annex A of this Proxy Statement. Furthermore, for purposes of the 2018 Bonus Plan calculations, the Compensation Committee adjusted the calculation of Adjusted EBITDA growth and capital expenditures as a percentage of revenues pursuant to a pre-established list of adjustments in the event of unusual or infrequently occurring events, including incremental capital expenditures related to upgrading acquired businesses or assets, including the legacy NewWave operations we acquired in 2017; EBITDA and capital expenditures related to designated fiber expansion projects; and other expenses or losses that were disclosed as special, one-time or unusual in nature or infrequently occurring, or both, in accordance with GAAP. For purposes of calculating the Adjusted EBITDA growth measure, our publicly reported Adjusted EBITDA amount for the year ended December 31, 2017 included only eight months of legacy NewWave operations, as NewWave was not acquired until May 1, 2017.

We believe that the combination of Adjusted EBITDA growth and adjusted capital expenditures as a percentage of revenues reflect our performance across several key dimensions, including profitability, cash outflows for capital expenditures and our ability to fund operations and make additional investments with internally-generated funds. As such, performance on these measures was the basis for determining earned bonuses under the 2018 Bonus Plan, using the following table (with any values between points on the table determined based on linear interpolation):

■	2018 Adjusted EBITDA growth over 2017 Adjusted EBITDA (subject to adjustment as provided above, to the extent applicable); and

■	2018 capital expenditures as a percentage of 2018 total revenues (subject to adjustment as provided above, to the extent applicable).

Cable One, Inc.▪ 2019 Proxy Statement	25

			Adjusted EBITDA Growth

			Thresh.						Target					Max.
			<0%	1%	2%	3%	4%	5%	6%	7%	8%	9%	10%	11%
	Thresh.	24%	0%	25%	30%	35%	40%	45%	50%	60%	70%	80%	90%	100%
		23%	0%	30%	36%	42%	48%	54%	60%	72%	84%	96%	108%	120%
Adjusted		22%	0%	35%	42%	49%	56%	63%	70%	84%	98%	112%	126%	140%
Capital		21%	0%	40%	48%	56%	64%	72%	80%	96%	112%	128%	144%	160%
Expenditures		20%	0%	45%	54%	63%	72%	81%	90%	108%	126%	144%	162%	180%
as a	Target	19%	0%	50%	60%	70%	80%	90%	100%	120%	140%	160%	180%	200%
% of Total		18%	0%	58%	69%	81%	92%	104%	115%	138%	161%	184%	200%	200%
Revenues		17%	0%	65%	78%	91%	104%	117%	130%	156%	182%	200%	200%	200%
		16%	0%	73%	87%	102%	116%	131%	145%	174%	200%	200%	200%	200%
	Max.	15%	0%	80%	96%	112%	128%	144%	160%	192%	200%	200%	200%	200%

= Range including actual 2018 performance factor.

On February 28, 2019, the Compensation Committee certified the results of the performance goals. The Compensation Committee approved a performance factor of approximately 144.8% based on Adjusted EBITDA growth of 7.6% and adjusted capital expenditures as a percentage of total revenues of 18.4%. The Compensation Committee applied the following pre-established adjustments described above to the performance results under the 2018 Bonus Plan:

Adjusted EBITDA Growth (in millions)		Adjusted Capital Expenditures (“Capex”) as a % of Total Revenues (in millions)
2018 Publicly Reported Adjusted EBITDA	$500.8	2018 Publicly Reported Capex	$217.8
Designated Fiber Expansion Project EBITDA Impact	$0.5	Designated Fiber Expansion Project Capex	$(0.6)
		Capex related to Acquisitions	$(19.9)
Total Adjustments	$0.5	Total Adjustments	$(20.5)
2018 Adjusted EBITDA, as Adjusted	$501.3	2018 Capex, as Adjusted	$197.3
2017 Adjusted EBITDA, as Adjusted	$465.7	2018 Publicly Reported Total Revenues	$1,072.3
Adjusted EBITDA Growth	7.6%	Adjusted Capital Expenditures as a Percentage of Total Revenues	18.4%

The Compensation Committee approved the following bonus payments under the 2018 Bonus Plan for our NEOs:

2018 Bonus Plan Payouts

Name	Target Bonus Percentage	Target Bonus	Performance Results (as a Percentage of Target)	Bonus Payout
Julia M. Laulis	100%	$575,000	144.8%	$832,841
Michael E. Bowker	75%	$270,000	144.8%	$391,073
Steven S. Cochran (1)	70%	$92,247	144.8%	$133,612
Eric M. Lardy	50%	$110,000	144.8%	$159,326
Peter N. Witty (1)	50%	$118,233	144.8%	$171,251
Kevin P. Coyle	70%	$227,500	144.8%	$329,515

(1)	Target bonus amount was pro-rated based on the NEO’s start date.

26	Cable One, Inc.▪ 2019 Proxy Statement

Long-Term Annual Equity Incentive

The Compensation Committee considers its long-term equity incentive program to be a critical component of the executive officer compensation program as it motivates and rewards executive officers over the long-term and further aligns the interests of our executives with those of our stockholders. Our typical practice is to grant our annual equity awards in the form of PSAs in early January each year. In addition, on a case-by-case basis, the Compensation Committee approves grants of equity awards, typically in the form of RSAs and SARs, for new hires, promotions and other special circumstances, to among other things, promote the retention of management and key employees. Equity grants to our NEOs are described in greater detail in the 2018 Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End tables beginning on pages 35 and 37, respectively, of this Proxy Statement.

2018 PSA Grants

For 2018, the Compensation Committee granted our NEOs PSAs under the 2015 Plan. The PSAs granted in 2018 were subject to the attainment of the same goals and performance targets related to Adjusted EBITDA growth and adjusted capital expenditures as a percentage of revenues as bonuses under the 2018 Bonus Plan because the Compensation Committee viewed these metrics as key indicators of our performance, as further described under the section “Annual Cash Incentive Program” above. The decision to use the same performance measures for the annual cash bonus plan and PSAs was based on: (1) the belief that these metrics are the best measures of performance and are principle drivers of stockholder value; and (2) challenges encountered and expected in setting and tracking meaningful multi-year performance goals given the company’s organic and inorganic growth and strategy. While earned over a one-year performance period, the PSAs cliff-vest on the third anniversary of the grant date, which supports retention, discourages executive officers from taking excessive risks for short-term gains and fosters alignment with long-term stockholders as the value delivered ultimately is contingent on longer-term three-year stock price performance.

Consistent with the approach for the 2017 PSA grants, Ms. Laulis received a 2018 PSA grant with a target grant date fair value of approximately 100% of her base salary ($575,000) and Messrs. Bowker, Lardy and Coyle, who were employees on the January 3, 2019 grant date (the “continuing NEOs”), received 2018 PSA grants with a target grant date fair value of approximately 50% of their base salaries. The target number of PSAs was calculated by taking the applicable percentage of each continuing NEO’s starting base salary for 2018 and dividing it by the closing price of our common stock on the trading day immediately prior to the grant date, January 2, 2018, of $707.81 (rounded down to the nearest full share). The PSAs are subject to the terms and conditions of the 2015 Plan as well as an award agreement between the Company and each NEO. The PSAs are scheduled to cliff-vest on January 3, 2021, generally subject to continued service with the Company through such date and achievement of the performance goals described above with respect to fiscal 2018.

On February 28, 2019, the Compensation Committee certified the results of the performance goals for our 2018 PSA grants. The Compensation Committee approved a performance factor of approximately 144.8% based on Adjusted EBITDA growth of 7.6% and adjusted capital expenditures as a percentage of total revenues of 14.4%. The Compensation Committee applied the pre-established adjustments described under the section “Annual Cash Incentive Program” above to the performance results for the 2018 PSAs. The Compensation Committee approved the following 2018 PSA grants and performance results for our continuing NEOs:

2018 PSA Grants

Name	Target Grant Date Fair Value of PSAs (1)	Target Number of PSAs	Maximum Number of PSAs	Performance Results (as a % of Target)	Earned PSAs (2)
Julia M. Laulis	$573,515	811	1,622	144.8%	1,174
Michael E. Bowker	$179,621	254	508	144.8%	367
Eric M. Lardy	$109,611	155	310	144.8%	224
Kevin P. Coyle (3)	$161,942	229	458	144.8%	331

(1)	Amounts in this column represent the grant date fair value of the PSA awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”).
(2)	Earned PSAs are subject to service-based vesting conditions through January 3, 2021.
(3)	All of the 2018 PSAs granted to Mr. Coyle were forfeited without payment upon his separation from service with the Company on January 4, 2019.

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2018 RSA Grants

For 2018, the Compensation Committee approved annual RSA grants of 500 shares for Ms. Laulis and 200 shares each for Messrs. Lardy and Coyle, which vest in equal annual installments over four years. The grant date fair value of each RSA grant (computed in accordance with Topic 718) was as follows: Ms. Laulis, $353,585, and Messrs. Coyle and Lardy, $141,434. These grants were awarded in order to recognize strong individual performance and encourage retention. Three-fourths of the 2018 RSAs granted to Mr. Coyle were forfeited without payment upon his separation from service with the Company on January 4, 2019.

The Compensation Committee also approved RSA grants in connection with the hiring of Messrs. Cochran and Witty, each with a targeted value equal to approximately 3.0 times their respective base salaries ($975,000 and $945,000, respectively). Mr. Cochran’s grant was for an aggregate of 1,119 shares with a grant date fair value (computed in accordance with Topic 718) of $974,727. For Mr. Cochran 1,065 RSAs are scheduled to vest on January 3, 2021 and 54 RSAs are scheduled to vest on October 1, 2021 (in each case, generally subject to his continued employment with us through the vesting date). Mr. Witty’s grant, which was issued in two parts, was for an aggregate of 1,378 shares with a total grant date fair value (computed in accordance with Topic 718) of $944,679. For Mr. Witty 1,288 RSAs are scheduled to vest on January 3, 2021 and 90 RSAs are scheduled to vest on October 1, 2021 (in each case, generally subject to his continued employment with us through the vesting date).

2018 SAR Grants

For 2018, the Compensation Committee approved grants of 2,000 SARs to each of Ms. Laulis and Messrs. Bowker and Lardy in order to recognize strong individual performance, encourage retention and support alignment with long-term stockholder interests. The Compensation Committee also approved grants of 2,000 SARs to each of Messrs. Cochran and Witty in connection with their hiring and appointment. The 2018 SAR awards were granted at fair market value on the date of grant, vest in equal annual installments over four years and have a ten-year term (generally subject to the NEO’s continued employment with us through the applicable vesting date). The grant date fair value of each SAR grant (computed in accordance with Topic 718) was as follows: Ms. Laulis, $339,080; Mr. Bowker, $339,080; Mr. Cochran, $434,720; Mr. Lardy, $339,080; and Mr. Witty, $328,980.

Other Benefits

Our NEOs are entitled to employee benefits generally available to all full-time employees of the Company, including health and welfare benefits. In designing these offerings, the Company seeks to provide an overall level of benefits that is competitive with the level of benefits offered by similar companies in the markets in which it operates. In addition, our NEOs are eligible to participate in certain retirement and deferred compensation plans as described in more detail below under “Retirement Benefits.”

Perquisites

We provide our NEOs with limited perquisites. In 2018, we provided relocation and temporary housing assistance for newly hired NEOs, for which we do not provide any gross-up payments, and we paid for certain costs in connection with certain of our NEOs’ and their spouses’ travel to and participation in sales or performance incentive trips and certain other business conferences. We also reimbursed Ms. Laulis an amount representing part of the cost of our data, video and voice service, a benefit that we provide at no cost to all of our employees who reside in one of our markets. For more information regarding these payments, please see the “All Other Compensation” column of the 2018 Summary Compensation Table on page 33 of this Proxy Statement. We did not provide any other perquisites to our NEOs.

Severance Benefits

Consistent with our policy, we have not entered into any employment or severance agreements that provide for payments or benefits in the event of involuntary termination with any of our NEOs. We entered into a separation agreement with Mr. Coyle in connection with his announced retirement in January 2019, as described below. As such, we do not have any agreements with any of our NEOs that provide cash payments upon a termination of employment or a change of control of the Company (except for the Cable One, Inc. Supplemental Executive Retirement Plan (the “Cable One SERP”) described below in the “Retirement Benefits” section beginning on page 38 of this Proxy Statement as well as Mr. Coyle’s separation agreement).

We do not provide any “single trigger” change of control benefits nor any gross-up payments on excise taxes under Section 280G of the Code. In order to encourage continuity of the executive officers in the event of a change of control and promote the successful execution of the Company’s short- and long-term business strategies, our outstanding equity awards contain a “double trigger” provision, which means the awards only vest upon a qualifying termination of employment that occurs within 18 months following a change of control, as described below in the “Potential Payments Upon Termination or Change of Control” section beginning on page 41 of this Proxy Statement.

28	Cable One, Inc.▪ 2019 Proxy Statement

Coyle Separation

In connection with Mr. Coyle’s separation from service with the Company on January 4, 2019, and in consideration of his assistance on transition matters and his agreement to certain restrictive covenants (including execution of standard irrevocable releases and his acknowledgement of and continued compliance with covenants regarding non-competition, non-solicitation, no-hire and confidentiality), Mr. Coyle entered into a separation agreement with the Company dated July 2, 2018 that provided for payment in two roughly equal installments in the first quarters of 2019 and 2020 of (a) one year’s base salary, or $325,000, plus an amount of $1,265,800 and (b) an amount equal to the estimated cost of Mr. Coyle’s health insurance premiums for a one-year period, or $24,000. In accordance with the terms of the applicable award agreements, Mr. Coyle vested as of January 4, 2019 in a pro-rated portion of his unvested equity awards granted prior to 2018 based on the percentage of the vesting period that had elapsed as of such date. The remaining unvested portion of these awards were forfeited for no consideration immediately upon his separation date. As described above, in accordance with the terms of the 2018 Bonus Plan, Mr. Coyle received a performance-based 2018 annual cash bonus at the same time as other executives of the Company of $329,515.

Retirement Plans and Agreements

Qualified Defined Contribution Plan

We maintain the Cable One 401(k) Plan, which is a tax-qualified defined contribution plan. We provide matching contributions on up to 5% of an employee’s eligible compensation, up to the salary limit applicable to tax-qualified plans ($275,000 in 2018). Employees, including our NEOs, are eligible to receive matching contributions after one year of service, with matches fully vested when made.

Nonqualified Supplemental Executive Retirement Plan and Nonqualified Deferred Compensation Plans

We maintain a nonqualified supplemental executive retirement plan and a nonqualified deferred compensation plan. Contributions or deferral to these plans were no longer permitted after December 31, 2015.

Explanation and discussion of these frozen retirement plans can be found in connection with the Pension Benefits Table and Nonqualified Deferred Compensation Table beginning on pages 39 and 40, respectively, of this Proxy Statement.

2019 Compensation Actions

2019 Base Salaries

As part of the annual review process, effective January 1, 2019, Mr. Lardy received a base salary increase of 15.0% based on individual performance and to more closely align him with competitive market salary levels. No other NEO received a base salary increase for 2019.

2019 Annual Executive Bonus Plan

At the end of 2018, the Compensation Committee approved the 2019 Annual Executive Bonus Plan (the “2019 Bonus Plan”). Consistent with the 2018 Bonus Plan, each of our NEOs (except Mr. Coyle) was awarded a cash incentive opportunity at the beginning of 2019 that provides for payouts based on our financial performance compared to goals set immediately prior to the beginning of 2019, with the target bonus percentage for each NEO set at the same level as the 2018 year-end target bonus percentage indicated above. Bonus payouts under the 2019 Bonus Plan remain subject to the attainment of goals related to year-over-year Adjusted EBITDA growth and adjusted capital expenditures as a percentage of revenues for 2019, each subject to adjustment as provided in the 2019 Bonus Plan.

Cable One, Inc.▪ 2019 Proxy Statement	29

2019 PSA Grants

Consistent with the PSAs granted in 2017 and 2018, effective January 3, 2019, the Compensation Committee approved PSA grants with a target grant date fair value of approximately 100% of 2019 base salary for Ms. Laulis and approximately 50% of 2019 base salary for each of Messrs. Bowker, Cochran, Lardy and Witty. This resulted in grants of a target number of PSAs to such NEOs as follows: Ms. Laulis, 715 shares; Mr. Bowker, 224 shares; Mr. Cochran, 202 shares; Mr. Lardy, 157 shares; and Mr. Witty, 196 shares. The PSAs are scheduled to cliff-vest on January 3, 2022, generally subject to continued service with the Company through such date and achievement of the performance goals described above with respect to the 2019 Bonus Plan.

2019 RSA and SAR Grants

Effective January 3, 2019, the Compensation Committee approved RSA grants to Ms. Laulis of 500 shares and to Messrs. Bowker, Cochran, Lardy and Witty of 200 shares each, which vest in equal annual installments over four years. The Compensation Committee also approved grants of 2,000 SARs to Ms. Laulis and 1,500 SARs to each of Messrs. Bowker, Cochran, Lardy and Witty, which were granted at fair market value on the date of grant, vest in equal annual installments over four years and have a ten-year term (generally subject to the NEO’s continued employment with us through the applicable vesting date). The RSA and SAR grants were awarded to recognize strong individual performance, encourage retention and support alignment with long-term stockholder interests.

Corporate Governance Policies

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines applicable to our executives, including our NEOs, and our non-employee directors because we believe executives and directors will more effectively pursue the long-term interests of stockholders if they are stockholders themselves.

These guidelines generally require executives to hold shares of our common stock having a value equal to a multiple of the executives’ base salary and non-employee directors to hold shares of our common stock having a value equal to a multiple of the non-employee directors’ base cash retainer. RSAs, PSAs (only to the extent earned after the date the Compensation Committee certifies the achievement of the applicable performance goals), and fully owned shares all count towards the guidelines for executives and unvested and deferred restricted stock units (“RSUs”) count towards the guidelines for non-employee directors. SARs are not counted toward compliance with the guidelines nor are unearned PSAs. An executive or non-employee director is expected to achieve the applicable multiple set forth in the guidelines within five years of the later of the date of initial adoption of the guidelines, which was August 4, 2015, or the date of the executive’s initial election to such position or the non-employee director’s initial election to the Board, except as otherwise approved by the Compensation Committee (the “Compliance Period”). Compliance with these stock ownership guidelines is reviewed annually, and all of our NEOs and non-employee directors were in compliance with the stock ownership guidelines as of December 31, 2018. The stock ownership guidelines applicable to our executives as a multiple of the executives’ base salary are as follows:

Position	Multiple of Base Salary
Executive Chair or CEO	6.0
President or COO	3.5
Senior Vice President	3.0
Vice President	2.0

Our stock ownership guidelines also include the following provisions:

■	In the case of a promotion to a level with a higher ownership requirement, an additional two-year Compliance Period will be provided to acquire the incremental shares required.

■	In the case of an executive officer who holds a position at more than one level (e.g., CEO and President), the higher ownership requirement will apply.

■	Shares held in trust and by immediate family members (i.e., spouses and children) and in retirement accounts all count towards the guidelines.

■

During the Compliance Period, up to 50% of net after-tax shares can be sold at the time a PSA, RSA or RSU vests or a SAR is exercised, and the executive or non-employee director will be required to retain the remaining 50% of net after-tax shares until in compliance with the applicable guideline. Once outside of the Compliance Period, if an executive’s or a non-employee director’s ownership falls below the required ownership level, that person will be required to retain 100% of net after-tax shares at the time a PSA, RSA or RSU vests or a SAR is exercised, until in compliance with the applicable guideline.

30	Cable One, Inc.▪ 2019 Proxy Statement

Prohibition on Derivative Trading, Hedging and Pledging

Our Insider Trading Policy provides that it is inappropriate for any executive officer or director, as well as any other employee who is a member of our restricted trading population, to enter into speculative transactions in the Company’s securities and prohibits them from (1) trading derivative securities, such as puts, calls, options and similar instruments; (2) entering into hedging or monetization transactions or similar arrangements, such as collars and forward-sale contracts; (3) engaging in short sale transactions in the Company’s securities; and (4) buying the Company’s securities on margin or pledging any Company securities as collateral, including borrowing against any account in which such securities are held.

Clawback Policy

Effective January 1, 2019, the Board adopted a Clawback Policy that provides for the ability to recoup incentive compensation granted, paid or or otherwise provided to executives and certain other employees. Below is a summary of events that may trigger action under the policy.

■

Restatement of Financial Results — in the event of a restatement within the preceding three completed fiscal years (other than due to a change in or retrospective application of applicable accounting principles, methods, rules or interpretations) where the impact would have lowered the incentive compensation amount.

■

Legal or Compliance Violations / Misconduct — in the event of fraud or dishonesty by an employee; a willful act (or failure to act) in bad faith to the material detriment of the Company; material noncompliance with Company policies and guidelines, including misconduct, or the grossly negligent failure to supervise an employee who engaged in misconduct, that had a significant negative impact on the Company; intentional manipulation or attempted manipulation of any performance metric, financial indicator or other goal for personal gain; violation of applicable restrictive covenants; and violation of the policy or any other recoupment or clawback policy adopted by the Company to the extent necessary to address the requirements of applicable law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act).

The Board may seek recoupment in any manner it chooses to the extent permitted by law, including reducing current or future incentive compensation awards (except in violation of Section 409A of the Code); requiring reimbursement or repayment of cash-based incentive compensation awards paid (within the previous three-year period); cancelling all or a portion of unvested equity awards, vested equity awards (within the previous three-year period) and any dividends accrued or paid in respect of such equity awards; requiring the return of certain net shares and dividends paid from vested, exercised, settled and sold equity awards (within the previous three-year period); and any other method of reducing the total compensation granted, paid or otherwise provided (within the previous three-year period or any current or future period). For purposes of the policy, incentive compensation includes but is not limited to annual and discretionary bonuses, PSAs, RSAs and SARs.

Policy with Respect to Tax Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Section 162(m), as in effect prior to 2018, provided that we could not deduct compensation of more than $1,000,000 paid in any year to the CEO or any of the three other most highly compensated officers (excluding the CFO), unless the compensation qualified as “performance-based compensation” under Section 162(m). In connection with granting incentive compensation to our NEOs, the Compensation Committee’s historical practice was to consider the implications under Section 162(m) and it was our preference to qualify our executives’ compensation for deductibility under Section 162(m), to the extent the Compensation Committee believed it to be consistent with the Company’s best interests, while retaining flexibility to grant compensation that may not have qualified for a deduction if the Compensation Committee determined that such compensation was otherwise in the best interests of the Company and its stockholders. The 2017 Tax Act, which was signed into law in December 2017, eliminated the exception for “performance-based” compensation with respect to 2018 and future years. As a result, we expect that, except to the extent that compensation is eligible for limited transition relief applicable to binding contracts in effect on November 2, 2017, compensation over $1 million per year paid to any NEO (and any person who was a named executive for any year beginning with 2017) will be nondeductible under Section 162(m).

Cable One, Inc.▪ 2019 Proxy Statement	31

Compensation Program Risk Assessment

As part of its oversight role, the Compensation Committee considers the impact of our compensation program, policies and practices (both at the executive and below-executive levels), on the Company’s overall risk profile. Specifically, the Compensation Committee, with assistance from our CEO, reviews the compensation plans, incentive plan design, incentive payouts and factors that may affect the likelihood of excessive risk taking to determine whether they present a significant risk to the Company. We believe that our pay program provides an effective balance in cash and equity mix and short- and longer-term performance periods, and also allows for the Compensation Committee’s discretion. The Company also maintains policies to mitigate compensation-related risk such as stock ownership guidelines, caps on incentive payouts, vesting periods on equity, the Clawback Policy and insider-trading prohibitions as well as independent Compensation Committee oversight. Based on this review, the Compensation Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2018 Form 10-K.

Wallace R. Weitz, Chairman Brad D. Brian Katharine B. Weymouth

32	Cable One, Inc.▪ 2019 Proxy Statement

2018 Summary Compensation Table

The following table shows the compensation paid by the Company during 2018, 2017 and 2016 to our principal executive officer, our principal financial officer, the three other most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 2018 and our former principal financial officer who was no longer serving as an executive officer as of December 31, 2018 based on 2018 compensation (except in the cases of Mr. Bowker, who was an NEO in 2018 and 2017 only, and Messrs. Cochran, Lardy and Witty, who were NEOs in 2018 only).

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)		Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Julia M. Laulis	2018	$575,000	—	$927,100		$339,080	$832,841	—	$26,009	$2,700,030
Chair of the Board, President	2017	$550,000	$60,000	$547,779		$690,050	$903,174	$6,792	$32,096	$2,789,891
and Chief Executive Officer	2016	$450,000	—	$223,605		—	$450,000	$8,676	$43,614	$1,175,895
Michael E. Bowker	2018	$360,000	—	$179,621		$339,080	$391,073	—	$21,867	$1,291,641
Chief Operating Officer	2017	$323,904	$50,000	$136,945		$276,020	$359,639	—	$26,384	$1,172,892
Steven S. Cochran	2018	$131,781	—	$974,727		$434,720	$133,612	—	$140,000	$1,814,840
Senior Vice President and Chief Financial Officer
Eric M. Lardy	2018	$220,000	—	$251,045		$339,080	$159,326	—	$11,611	$981,062
Senior Vice President
Peter N. Witty	2018	$236,466	—	$944,679		$328,980	$171,251	—	$120,000	$1,801,376
Senior Vice President, General Counsel & Secretary
Kevin P. Coyle	2018	$325,000	—	$303,376	(5)	—	$329,515	—	$19,143	$977,034
Former Senior Vice President	2017	$315,000	$50,000	$466,604		—	$258,636	—	$23,087	$1,113,327
and Chief Financial Officer	2016	$315,000	$37,999	$156,696		—	$252,000	—	$19,731	$781,426

(1)

Amounts in these columns represent the grant date fair value of the PSA, RSA and SAR awards computed in accordance with Topic 718 and reflect an estimate of the grant date fair value of PSA, RSA and SAR grants made during 2018, rather than amounts paid to or realized by our NEOs. The amounts included for the PSAs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant. There can be no assurance that estimated amounts will be realized, and amounts could ultimately exceed the estimated amounts. See Note 13 of the Notes to the Consolidated Financial Statements contained in our 2018 Form 10-K for a discussion of the assumptions used in the valuation of the awards.

Cable One, Inc.▪ 2019 Proxy Statement	33

Amounts in the “Stock Awards” column represent the grant date fair value of the PSA and RSA awards granted in 2018 as follows:

Name	Stock Awards – Grant Date Fair Value of PSAs	Stock Awards – Grant Date Fair Value of RSAs	Total
Julia M. Laulis	$573,515	$353,585	$927,100
Michael E. Bowker	$179,621	—	$179,621
Steven S. Cochran	—	$974,727	$974,727
Eric M. Lardy	$109,611	$141,434	$251,045
Peter N. Witty	—	$944,679	$944,679
Kevin P. Coyle	$161,942	$141,434	$303,376

Set forth below is the maximum value for the PSAs granted to the NEOs during 2018 (i.e., 200% of the target award value).

Name	Stock Awards – Maximum Value of PSAs
Julia M. Laulis	$1,147,030
Michael E. Bowker	$359,242
Steven S. Cochran	—
Eric M. Lardy	$219,223
Peter N. Witty	—
Kevin P. Coyle	$323,884

(2)

Amounts in this column for 2018, 2017 and 2016 represent payments under our bonus plan for each year. The 2018 Bonus Plan is described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Annual Cash Incentive Program” above.

(3)

The amounts shown in this column represent increases, if any, in the present value of Cable One SERP benefits. For 2019, the present value of Cable One SERP benefits for Ms. Laulis decreased $8,076. The Company sponsors a qualified defined benefit pension plan. There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

The values of accumulated plan benefits were determined using a discount rate of 4.27% at December 31, 2018, 3.56% at December 31, 2017 and 3.95% at December 31, 2016 and using RP-2018 fully generational mortality table for males and females using Scale MP-2017 at December 31, 2018, RP-2017 fully generational mortality table for males and females using Scale MP-2017 at December 31, 2017 and RP-2016 fully generational mortality table for males and females using Scale MP-2016 at December 31, 2016.

See the Pension Benefits Table and the “Retirement Benefits” section below for additional information regarding these benefits.

(4)	For 2018, the amounts presented include the information in the following table:

All Other Compensation

Name	Perquisites (4a)	401(k) Company Contributions (4b)	PSA Dividends (4c)	Relocation and Temporary Housing Allowance (4d)	Total
Julia M. Laulis	$6,790	$5,981	$13,238	—	$26,009
Michael E. Bowker	$5,942	$11,035	$4,890	—	$21,867
Steven S. Cochran	—	—	—	$140,000	$140,000
Eric M. Lardy	—	$8,423	$3,188	—	$11,611
Peter N. Witty	—	—	—	$120,000	$120,000
Kevin P. Coyle	—	$13,750	$5,393	—	$19,143

(4a)

Amounts in this column represent (i) for Ms. Laulis and Mr. Bowker, (A) travel and related expenses incurred by the NEO’s spouse or other family member in connection with attending industry conferences and/or a Company sales or performance incentive trip and (B) activity and entertainment expenses incurred by each NEO and such NEO’s spouse or other family member on such trips; and (ii) for Ms. Laulis, reimbursement for an amount representing part of the cost of our data, video and voice service, a benefit that we provide at no cost to all of our employees who reside in one of our markets.

34	Cable One, Inc.▪ 2019 Proxy Statement

(4b)	The NEOs are immediately 100% vested in the 401(k) Company contributions.

(4c)

Amounts in this column represent dividends attributable to PSAs granted under the 2015 Plan that are not included in the grant date fair value of such PSAs reported in the “Stock Awards” column of the 2018 Summary Compensation Table. PSAs are credited with cash dividends, which are subject to the same vesting terms as the underlying award. Dividends on PSAs will not vest unless and until the performance and service conditions applicable to the award have been achieved.

(4d)	The amounts in this column represent the value of one-time relocation and temporary housing allowances provided pursuant to Messrs. Cochran’s and Witty’s offer letters with the Company.

(5)	All of the 2018 PSAs and three-fourths of the 2017 RSAs granted to Mr. Coyle were forfeited without payment upon his separation from service with the Company on January 4, 2019.

2018 Grants of Plan-Based Awards

The following table shows information with respect to each plan-based award granted to our NEOs during 2018.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (4) (#)	Options (5) (#)	Awards ($/Sh)	Option Awards (6)
Julia M.	—	—	—	$575,000	$1,150,000	—	—	—	—	—	—	—
Laulis	01/03/2018	12/29/2017	—	—	—	—	811	1,622	—	—	—	$573,515
	01/03/2018	12/29/2017	—	—	—	—	—	—	500	—	—	$353,585
	01/03/2018	12/29/2017	—	—	—	—	—	—	—	479	$707.17	$339,080
Michael E.	—	—	—	$270,000	$540,000	—	—	—	—	—	—	—
Bowker	01/03/2018	12/29/2017	—	—	—	—	254	508	—	—	—	$179,621
	01/03/2018	12/29/2017	—	—	—	—	—	—	—	479	$707.17	$339,080
Steven S.	—	—	—	$92,247	$184,493	—	—	—	—	—	—	—
Cochran	10/01/2018	07/02/2018	—	—	—	—	—	—	1,065	—	—	$927,690
	10/01/2018	07/02/2018	—	—	—	—	—	—	—	499	$871.07	$434,720
	10/01/2018	09/30/2018	—	—	—	—	—	—	54	—	—	$47,038
Eric M.	—	—	—	$110,000	$220,000	—	—	—	—	—	—	—
Lardy	01/03/2018	12/29/2017	—	—	—	—	155	310	—	—	—	$109,611
	01/03/2018	12/29/2017	—	—	—	—	—	—	200	—	—	$141,434
	01/03/2018	12/29/2017	—	—	—	—	—	—	—	479	$707.17	$339,080
Peter N.	—	—	—	$118,233	$236,466	—	—	—	—	—	—	—
Witty	04/02/2018	03/08/2018	—	—	—	—	—	—	1,288	—	—	$866,283
	04/02/2018	03/08/2018	—	—	—	—	—	—	—	489	$672.58	$328,980
	10/01/2018	09/30/2018	—	—	—	—	—	—	90	—	—	$78,396
Kevin P.	—	—	—	$227,500	$455,000	—	—	—	—	—	—	—
Coyle	01/03/2018	12/29/2017	—	—	—	—	229	458	—	—	—	$161,942
	01/03/2018	12/29/2017	—	—	—	—	—	—	200	—	—	$141,434

(1)	The date in this column is the date the Compensation Committee took action to approve the equity-based award.

Cable One, Inc.▪ 2019 Proxy Statement	35

(2)	Amounts in these columns represent the target and maximum payouts for the NEOs under the 2018 Bonus Plan. There is no threshold payout with respect to these awards under the 2018 Bonus Plan.

(3)

Amounts in these columns represent PSAs granted under the 2015 Plan as part of our long-term incentive compensation program. There is no threshold payout with respect to the PSAs. The PSAs granted in 2018 were earned at approximately 144.8% of target, based on the achievement of applicable performance metrics, but remain subject to service-based vesting requirements and are scheduled to cliff-vest on January 3, 2021, generally subject to continued service with the Company through such date. The terms of the PSAs are described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above.

(4)

Amounts in this column represent RSAs granted under the 2015 Plan as part of our long-term incentive compensation program. The terms of the RSAs are described in further detail in the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above.

(5)

Amounts in this column represent the number of shares of our common stock underlying SAR awards calculated based upon the value of the appreciation in the share subject to the SAR (based on the closing price of a share of our common stock as reported by the NYSE as of December 31, 2018, the last trading day of 2018 ($820.10)) over the exercise price. The SARs vest in four equal ratable installments beginning on the first anniversary of the grant date (generally subject to the holder’s continued employment with the Company through the applicable vesting date) and are otherwise subject to the terms and conditions of the applicable award agreement, a form of which was approved by the Compensation Committee.

(6)

Amounts in this column represent the grant date fair value of PSA, RSA and SAR awards computed in accordance with Topic 718. The amounts included for the PSAs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant. See Note 13 of the Notes to the Consolidated Financial Statements contained in the 2018 Form 10-K for a discussion of the assumptions used in the valuation of the SAR awards.

Consistent with our policy, we have not entered into any employment agreements with, or guaranteed severance packages to, any of our NEOs. For additional information about the base salary and annual cash and equity incentive awards provided to our NEOs, see the sections entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Base Salary,” “—Annual Cash Incentive Program” and “—Long-Term Annual Equity Incentive” above.

36	Cable One, Inc.▪ 2019 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares underlying exercisable and unexercisable SARs and unvested PSAs and RSAs held by our NEOs on December 31, 2018.

		SAR Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	SAR Exercise Price	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (3)
Julia M. Laulis	09/01/2015	3,224	1,612	$422.31	09/01/2025	—	—	—	—
	01/04/2016	—	—	—	—	1,036	$849,624	—	—
	01/03/2017	305	915	$619.66	01/03/2027	—	—	1,768	$1,449,937
	01/03/2018	—	272	$707.17	01/03/2028	1,674	$1,372,847	—	—
Michael E. Bowker	09/01/2015	1,079	1,079	$422.31	09/01/2025	—	—		—
	01/04/2016	—	—	—	—	634	$519,943	—	—
	01/03/2017	122	366	$619.66	01/03/2027	—	—	442	$362,484
	01/03/2018	—	272	$707.17	01/03/2028	367	$300,977	—	—
Steven S. Cochran	10/01/2018	—	—	$871.07	10/01/2028	1,119	$917,692	—	—
Eric M. Lardy	09/01/2015	1,114	557	$422.31	09/01/2025	—	—	—	—
	01/04/2016	—	—	—	—	392	$321,479	—	—
	01/03/2017	244	732	$619.66	01/03/2027	—	—	320	$262,432
	01/03/2018	—	272	$707.17	01/03/2028	424	$347,722	—	—
Peter N. Witty	04/02/2018	—	356	$672.58	04/02/2028	1,288	$1,056,289	—	—
	10/01/2018	—	—	—	—	90	$73,809	—	—
Kevin P. Coyle	09/01/2015	—	727	$422.31	09/01/2025	—	—	—	—
	01/04/2016	—	—	—	—	726	$595,393	—	—
	01/03/2017	—	—	—	—	375	$307,538	506	$414,971
	01/03/2018	—	—	—	—	532	$435,473	—	—

(1)

Generally, outstanding SARs granted under the 2015 Plan are scheduled to vest 25% per year over a four-year period from the date of grant; outstanding RSAs granted under the 2015 Plan are scheduled to either vest 25% per year over a four-year period from the date of grant or cliff-vest on the third anniversary of the grant date; and outstanding PSAs granted under the 2015 Plan are scheduled to cliff-vest on the third anniversary of the grant date.

The following table shows the grant date and remaining vesting dates of SARs and unvested PSAs and RSAs held by our NEOs on December 31, 2018:

Award Type	Grant Date	Remaining Vesting Date(s)
SAR	September 1, 2015	September 1, 2019
SAR	January 3, 2017	January 3, 2019, 2020 and 2021
SAR	January 3, 2018	January 3, 2019, 2020, 2021 and 2022
SAR	April 2, 2018	April 2, 2019, 2020, 2021 and 2022
SAR	October 1, 2018	October 1, 2019, 2020, 2021 and 2022
PSA	January 4, 2016	January 4, 2019
PSA	January 3, 2017	January 3, 2020
PSA	January 3, 2018	January 3, 2021
RSA	January 3, 2018	January 3, 2019, 2020, 2021 and 2022
RSA	April 2, 2018	January 3, 2021
RSA	October 1, 2018	January 3, 2021 (1a)
RSA	October 1, 2018	October 1, 2021 (1a)

(1a)

For Mr. Cochran 1,065 RSAs are scheduled to cliff-vest on January 3, 2021 and 54 RSAs are scheduled to cliff-vest on October 1, 2021. For Mr. Witty, 90 RSAs are scheduled to cliff-vest on October 1, 2021.

(2)

The PSAs granted in 2016 and 2018 were subject to performance-based vesting conditions based on the achievement of certain performance goals selected from those specified in the 2015 Plan and were earned at 200% and approximately 144.8% of target, respectively, based on the achievement of applicable performance metrics, but remained subject to service-based vesting requirements as of December 31, 2018. The RSAs granted in 2017 and 2018 are also subject to service-based vesting requirements. The PSAs and RSAs are described in further detail in the sections entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive” above.

Cable One, Inc.▪ 2019 Proxy Statement	37

(3)	Calculated using the closing price of a share of our common stock as reported by the NYSE as of December 31, 2018, the last trading day of 2018 ($820.10).

(4)

The PSAs granted in 2017 are subject to performance-based vesting conditions based on the achievement of certain performance goals selected from those specified in the 2015 Plan. In accordance with SEC rules, the share amounts in this column are reported at maximum, which represents the next higher performance measure that exceeds 2017 performance with respect to the applicable performance goals.

2018 SAR Exercises and Stock Vested

The following table shows a summary of any SAR exercises and the vesting of restricted stock awards with respect to our NEOs in 2018.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Julia M. Laulis	—	—	2,571	$1,820,885
Michael E. Bowker	—	—	1,485	$1,051,736
Steven S. Cochran	—	—	—	—
Eric M. Lardy	—	—	1,000	$708,240
Peter N. Witty	—	—	—	—
Kevin P. Coyle	739	$616,845	1,839	$1,302,320

(1)	Calculated using the applicable closing price of a share of our common stock based on the applicable exercise or vesting date.

Retirement Benefits

Defined Benefit Pension Plans

Our employees, including our NEOs, participate in both tax-qualified and supplemental defined benefit retirement plans. Prior to the spin-off, Ms. Laulis and Messrs. Bowker and Lardy participated in GHC’s tax-qualified defined benefit plan, the Retirement Plan for GHC (the “GHC Retirement Plan”), and/or the associated nonqualified plan, the GHC Supplemental Executive Retirement Plan (the “GHC SERP”). The GHC Retirement Plan covered most employees of Cable One employed at the time of the spin-off and provided benefits that were based on formulas that take into account base salary and service. Such formulas are contained in the individual benefits schedules for the Cash Balance Retirement Program (“CBRP”) and the Secure Retirement Account (“SRA”), as explained in further detail below. Benefits under the GHC Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. Upon the spin-off, the accrued benefits of our participating NEOs under the GHC Retirement Plan became vested and remain the obligation of GHC following the spin-off. GHC will continue to administer the plan, including making payments under the plan, with respect to our current and former employees with vested rights thereunder, including our participating NEOs.

Ms. Laulis and Messrs. Bowker and Lardy have each earned a portion of their pension benefits under different benefits schedules of the GHC Retirement Plan. Ms. Laulis earned her pension benefits under the CBRP and the SRA.

Retirement Plan Benefits Under the CBRP and SRA Schedules

The CBRP was provided by GHC to eligible employees of Cable One prior to the spin-off. Each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% to 3.75%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Participants are 100% vested in their benefits after attaining age 65 while actively employed or after completion of three years of vesting service. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment but must be paid by age 65 for employees who terminate employment prior to such age.

38	Cable One, Inc.▪ 2019 Proxy Statement

Under the SRA, each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.20% to 3.50%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable at any time after termination of employment but must be paid by age 65 for employees who terminate employment prior to such age.

DB SERP Benefits

Effective as of the spin-off, we established the defined benefit portion of the Cable One SERP (the “Cable One DB SERP”) with terms substantially similar to the defined benefit portion of the GHC SERP (the “GHC DB SERP”). The Cable One DB SERP, under which we assumed all obligations to current and former Cable One employees, including our NEOs, who participated in the GHC DB SERP, is a nonqualified plan that provides key executives who participate in the GHC Retirement Plan with a “supplemental retirement benefit.” Prior to the spin-off, participants in the GHC SERP were selected by GHC’s management as employees whom management most wanted to retain because of their superior performance and were approved for participation by the GHC’s Compensation Committee. The GHC DB SERP provided, and the Cable One DB SERP provides, for benefits to such participants, including each of our participating NEOs, that were calculated based on the formulas in the GHC Retirement Plan, but included bonuses under GHC’s 2012 Incentive Compensation Plan, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans ($275,000 in 2018) or (ii) the benefit limitation applicable to tax-qualified plans ($220,000 per year commencing at age 65 in 2018). The GHC DB SERP provided, and the Cable One DB SERP provides, benefits only to the extent that the benefit described above exceeds the benefit in the GHC Retirement Plan. Benefits under the Cable One DB SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the GHC Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Pension Benefits Table

The following table shows years of credited service and the present value of accumulated benefits for each participating NEO under the Cable One SERP, computed as of December 31, 2018, which is the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the year ended December 31, 2018. Messrs. Bowker, Cochran, Coyle, Lardy and Witty do not participate in any pension plans sponsored or maintained by Cable One.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Julia M. Laulis	Cable One SERP	17	$77,972	—

(1)	Data in this column represents the number of years of credited service earned as of December 31, 2018.

(2)

Amounts in this column represent the actuarial present value of the accumulated benefits under the plan as of December 31, 2018. The benefits valued include CBRP amounts. The assumptions used in determining the present value of accumulated benefits are the RP-2018 fully generational mortality table for males and females and a 4.27% discount rate. The benefits valued reflect service and earnings through the accrual freeze date of June 30, 2015 and are valued at age 65. There can be no assurance that the amounts listed in this column will ever be fully paid out. See Note 14 of the Notes to the Consolidated Financial Statements contained in our 2018 Form 10-K for additional information about the Cable One SERP and assumptions and valuations relating thereto.

Defined Contribution Plans

The Compensation Committee believes that both the U.S. tax-qualified and supplemental defined contribution plans are integral parts of our overall executive compensation program. Effective as of the spin-off, we established a defined contribution plan intended to be tax-qualified (the “Cable One 401(k) Plan”) and following the spin-off, all account balances of current and former Cable One employees, including our participating NEOs, held by the Savings Plan for GHC Divisions, which is one of GHC’s qualified defined contribution 401(k) plans (the “GHC 401(k) Plans”), were transferred to the Cable One 401(k) Plan. The Cable One 401(k) Plan provides for non-discretionary matching contributions up to 5% of an employee’s eligible compensation up to the salary limitation applicable to tax-qualified plans ($275,000 in 2018). Participants are eligible to receive Company matching contributions after one year of service, and participants are immediately vested in the Company matching contributions.

Cable One, Inc.▪ 2019 Proxy Statement	39

In addition, effective as of the spin-off, we established the defined contribution portion of the Cable One SERP (the “Cable One DC SERP”) with terms substantially similar to the defined contribution portion of the GHC SERP (the “GHC DC SERP”) under which we assumed all obligations to current and former Cable One employees who participated in the GHC DC SERP, including our participating NEOs. The GHC DC SERP provided, and the Cable One DC SERP provides, such executives with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the applicable 401(k) plans, to the extent that benefits exceed those under the sponsored basic plans because of the tax law limitations ($55,000 in 2018). Among the benefits provided under the GHC DC SERP and Cable One DC SERP is a supplemental defined contribution plan benefit wherein we provided a matching contribution percentage up to 3% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive was required to defer compensation to the applicable SERP in order to receive the applicable matching Cable One credit each year. Deferred amounts will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the Cable One DC SERP are payable on the first day of the seventh month following termination of service.  In connection with the spin-off, on July 1, 2015, benefit accruals were frozen under the Cable One DC SERP, and the plan was closed to new participants.

Deferred Compensation Plans

Effective as of the spin-off, we established the Cable One Deferred Compensation Plan with terms substantially similar to the GHC Deferred Compensation Plan, under which plan we remain responsible for any obligations to current and former Cable One employees who participated in the GHC Deferred Compensation Plan, including Ms. Laulis.

Prior to the spin-off, the GHC Deferred Compensation Plan provided an opportunity for participants, including Ms. Laulis, to voluntarily defer the receipt of all or a portion of annual bonus and/or certain long-term cash awards under GHC’s 2012 Incentive Compensation Plan. Elections to defer must have been filed in advance of earning such awards. Deferred amounts will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the Cable One Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation from service or such other future date as specified by the participant at the time of election. Effective for deferral elections made on or after January 1, 2014, amounts deferred under the Cable One Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation of service regardless of the participant’s elections. In connection with the spin-off, on July 1, 2015, the Cable One Deferred Compensation Plan was closed to new participants, and no deferrals were permitted after December 31, 2015.

Nonqualified Deferred Compensation Table

The following table shows quantitative information regarding our NEOs’ participation in the deferred compensation arrangements discussed above for 2018.

Name	Deferred Compensation Arrangement	Executive Contributions in 2018	Registrant Contributions in 2018	Aggregate Earnings in 2018 (1)	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2018
Julia M. Laulis	Cable One SERP	—	—	$(2,143)	—	$44,180
	Cable One Deferred Compensation Plan	—	—	$(211)	$(38,476)	$17,820

(1)

Amounts in this column represent investment losses to the Cable One SERP or to the Cable One Deferred Compensation Plan, as applicable, based on Ms. Laulis’ investment elections. These losses are not included in the 2018 Summary Compensation Table; the losses reflect market performance of investment indexes selected by Ms. Laulis.

40	Cable One, Inc.▪ 2019 Proxy Statement

Potential Payments Upon Termination or Change of Control

The following description and table showing the estimated dollar value of potential accelerated vesting that would be provided to our NEOs (or, in the case of death, to their respective estates or beneficiaries), except for Mr. Coyle (who ceased serving as our CFO on August 12, 2018 and as an employee effective January 4, 2019), under the PSA, RSA and SAR award agreements following a termination of their employment, assumes, in accordance with the SEC regulations, all relevant events occurred on December 31, 2018.

Termination of Employment

In the event of death or disability of each of our NEOs on or following the first anniversary of the grant date, the restrictions that apply to a prorated portion of the RSAs and the PSAs (deemed achieved at target level performance) will lapse, and a prorated portion of SARs will vest based on the number of days that have elapsed since the grant date.

In the event the employment of each of our NEOs is terminated by the Company other than for “Cause” or by the NEO with “Good Reason” (a “qualifying termination”) on or following the first anniversary of the grant date: (a) the PSAs and the RSAs will remain outstanding and subject to any applicable performance conditions and the restrictions that apply to a prorated portion of PSAs and RSAs will lapse at the time the Compensation Committee determines the applicable performance conditions have been achieved based on the number of days that have elapsed since the grant date, and (b) a prorated portion of SARs will vest based on the number of days that have elapsed since the grant date. As defined in the applicable award agreements, “Cause” generally means any of the following: (i) fraud, misappropriation, dishonesty, theft, embezzlement or intentional misuse of Company funds or property; (ii) failure by the executive to substantially perform duties; (iii) conviction or plea of guilty or no contest to a felony or crime of moral turpitude; (iv) bad faith actions that result in a material detriment to the Company, including misconduct, or a grossly negligent failure to supervise, that resulted in a material violation of Company policy that had a significant negative impact on the Company; or (v) material non-compliance or breach of Company agreements and policies. As defined in the applicable agreements, “Good Reason” generally means any of the following: (i) a material reduction in base salary or target bonus opportunity; (ii) a material diminution of the executive’s title, duties or responsibilities; (iii) required relocation of the executive by more than 50 miles; or (iv) material breach of the applicable agreement by the Company.

In the event of a qualifying termination of employment on December 31, 2018, no equity awards granted in 2018 would have vested because it was prior to the first anniversary of the grant date for such awards.

Change of Control

Outstanding PSAs, RSAs and SARs will not accelerate vesting in connection with a “change of control” of the Company unless either, (a) a successor company refuses to assume the outstanding awards or substitute awards with the same material terms and conditions (including vesting) or (b) within 18 months following a change of control, the NEO experiences a qualifying termination. In the event achievement of the applicable performance goals for the PSAs has not been determined prior to the change of control or qualifying termination, as applicable, such performance goals will be deemed achieved at target-level performance. For purposes of these agreements, change of control (as defined in the 2015 Plan) generally means any of the following: (i) during any period of 24 months, our directors on the first day of such period (the “Incumbent Directors”) no longer constitute a majority of our directors (provided that any director supported by a majority of the Incumbent Directors will be considered an Incumbent Director); (ii) completion of a merger, sale of substantially all of the assets of or similar transaction involving the Company, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) our stockholders approve a plan of complete liquidation or dissolution; or (iv) any person or entity becomes the beneficial owner of 30% or more of the combined voting power of the Company.

Clawback Policy — Restrictive Covenants and Release

Our annual cash incentive program and our PSA, RSA and SAR award agreements are subject to our Clawback Policy (described in further detail in the section entitled “Compensation Discussion and Analysis—Corporate Governance Policies—Clawback Policy” above). The Clawback Policy contains restrictive covenants that obligate the NEO not to disclose any of our confidential information or knowingly or intentionally disparage the Company at any time. In addition, for two years following termination of employment, an NEO is not permitted to (i) compete with us by directly or indirectly rendering services to, or owning or acquiring certain interests in, any entity that provides services similar to the services we provide in the same areas as our systems, provides services to communities where we own systems, or provide services to us or (ii) directly or indirectly, solicit the employment of, employ or cause any other person to take such actions with respect to any person who was our employee or an employee of our affiliates on, or within two years prior to, the effective date of termination. In addition, under the applicable award agreements, accelerated vesting of PSAs, RSAs and SARs upon a termination due to disability, by the Company without “Cause” or by the NEO for “Good Reason” is subject to execution of a general release of claims in favor of the Company and its affiliates.

Cable One, Inc.▪ 2019 Proxy Statement	41

Potential Payments

The following table shows potential payments our NEOs, except Mr. Coyle, would receive upon a qualifying termination of employment in various circumstances, including a qualifying termination of employment within 18 months following a change of control, in each case assuming that the qualifying termination or change of control occurred on December 31, 2018. In the event of a change of control without a qualifying termination (i.e., a single-trigger event), and assuming the successor company assumes any outstanding awards on the same material terms and conditions, our NEOs would not be entitled to any payments or benefits. Actual payments will only be determined upon the occurrence of any such event. For purposes of the values in this table, the intrinsic value of SARs and the value of PSAs and RSAs (including accrued dividends) are based on the closing price of our common stock as of December 31, 2018, the last trading day of 2018, of $820.10.

Name	Benefit	Termination Without Cause or for Good Reason (1)	Death or Disability (1)	Termination Without Cause or for Good Reason on or Following a Change of Control (2)
Julia M. Laulis	Accelerated Equity Vesting	$1,299,514	$1,299,514	$4,466,684
Michael E. Bowker	Accelerated Equity Vesting	$649,275	$649,275	$2,015,206
Steven S. Cochran	Accelerated Equity Vesting	—	—	$993,919
Eric M. Lardy	Accelerated Equity Vesting	$516,753	$516,753	$1,833,169
Peter N. Witty	Accelerated Equity Vesting	—	—	$1,358,735

(1)

The amounts in this column represent the value of the pro-rata portion of outstanding SARs, PSAs and RSAs granted prior to 2018 that would accelerate vesting upon a qualifying termination or in the event of death or disability for each NEO. SARs, PSAs and RSAs granted in 2018 would be forfeited upon such qualifying termination because it would have occurred prior to the first anniversary of grant. The value of PSAs is reflected at the actual level of achievement of the applicable performance metrics, if certified by the Compensation Committee, or based on reasonable estimates of performance as of December 31, 2018, if not certified by the Compensation Committee as of December 31, 2018. The PSAs granted in 2016 were earned at 200% of target based on the achievement of applicable performance metrics, but were subject to service-based vesting requirements as of December 31, 2018. The PSAs granted in 2017 are reflected at 134% of target.

(2)

The amounts in this column represent the value of all outstanding SARs, PSAs (based on the number of earned PSAs as of December 31, 2018) and RSAs for each NEO, which would accelerate vesting and become exercisable, if applicable, upon a qualifying termination within 18 months following a change of control. The value of the PSAs granted in 2016 and 2018 are reflected at the actual level of achievement of the applicable performance metrics and the value of the PSAs granted in 2017 is reflected at target-level performance.

Coyle Separation

In connection with Mr. Coyle’s separation from service with the Company in January 2019, and in consideration of his assistance on transition matters and his agreement to certain restrictive covenants (including execution of standard irrevocable releases and his acknowledgement of and continued compliance with covenants regarding non-competition, non-solicitation, no-hire and confidentiality), Mr. Coyle entered into a separation agreement with the Company that provided for payment in two roughly equal installments in the first quarters of 2019 and 2020 of (a) one year’s base salary, or $325,000, plus an amount of $1,265,800 and (b) an amount equal to the estimated cost of Mr. Coyle’s health insurance premiums for a one-year period, or $24,000. In accordance with the terms of the applicable award agreements, Mr. Coyle vested as of January 4, 2019 in a pro-rated portion of his unvested SARs granted in 2015 based on the percentage of the vesting period that had elapsed as of such date. The remaining unvested portion of Mr. Coyle’s equity awards were forfeited for no consideration immediately upon such date. In addition, in accordance with the terms of the 2018 Bonus Plan, Mr. Coyle received a performance-based 2018 annual cash bonus at the same time as other executives of the Company of $329,515.

42	Cable One, Inc.▪ 2019 Proxy Statement

CEO Pay Ratio

Our executive compensation program is based upon a pay-for-performance philosophy, which is designed to, among other things, align the interests of our executive officers and stockholders where a substantial portion of executive officer compensation is at-risk and tied to objective performance goals. A key objective of our executive compensation program is to motivate our CEO and other executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term. For 2018, approximately 78% of our CEO’s target annual compensation was at-risk in the form of annual performance-based cash incentives and long-term time- and/or performance-based equity incentives tied to the achievement against pre-established long-term operating goals (through PSAs) or the appreciation of our common stock (through SARs).

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). We described the methodology and determination date (December 31, 2017) used to identify our median employee for 2017 in the proxy statement for our 2018 Annual Meeting of Stockholders. We elected to use the same median employee in our 2018 pay ratio calculation as we used in 2017 because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. In identifying our median employee from our employee population in 2017, we calculated the 12-month total cash compensation, including base salary or wages, overtime, bonus and cash incentives/commissions, of each of our employees.

The 2018 annual total compensation for our CEO, as reported in the 2018 Summary Compensation Table, was $2,700,030. The 2018 annual total compensation for our median employee was $50,792. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for 2018 was 53 to 1.

We believe that the ratio presented is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median employee and calculating the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the ratio reported by other companies may not be comparable to the ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own ratios.

Cable One, Inc.▪ 2019 Proxy Statement	43

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION FOR 2018

We are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this Proxy Statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and therefore non-binding on us, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2018 Annual Meeting of Stockholders, nearly 99% of the votes cast voted in favor of our say-on-pay proposal. At this time, we intend to hold the advisory say-on-pay vote on an annual basis.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

■	Attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through ownership of Cable One stock by executives and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that compensation opportunities are competitive.

We believe that our compensation programs have played a key role in our operating and financial success. We encourage stockholders to read the “Compensation Discussion and Analysis” above, which provides an overview of our executive compensation policies and procedures, how they operate and are designed to achieve our pay-for-performance objectives and how they were applied for 2018. The 2018 Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of the NEOs reported in this Proxy Statement has contributed to our success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOs FOR 2018.

44	Cable One, Inc.▪ 2019 Proxy Statement

DIRECTOR COMPENSATION

Effective May 2, 2017, the Board approved annual compensation arrangements with respect to each service year from approximately May to May (based on the dates of the applicable annual meetings of stockholders) for non-employee directors comprised of the following components:

Component	Amount
Cash Compensation
Annual Cash Retainer (each non-employee director)	$75,000
Lead Independent Director	$30,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Executive Committee Chair (1)	$10,000
Nominating and Governance Committee Chair (1)	$5,000
Equity Compensation
Annual Equity Award	$125,000

(1)	Payable only if the committee chair is a non-employee director other than the Lead Independent Director.

Each non-employee director will receive an annual equity award grant in the form of RSU awards under the 2015 Plan with a grant date fair value of approximately $125,000. Such RSUs will generally be granted on the date of our annual stockholders’ meeting and will vest on the earlier of the first anniversary of the grant date or the annual stockholders’ meeting date immediately following the grant date, subject to the non-employee director’s continued service through such vesting date. Settlement of such RSUs will be in the form of one share of the Company’s common stock and will follow vesting, unless the director has previously elected to defer such settlement. For calendar years beginning in 2018, non-employee directors may also elect to defer all or a portion of their annual cash fees (including the annual cash retainer and any additional committee chair cash retainers or lead independent director cash retainer) and receive RSUs in lieu of annual cash fees. RSU awards were granted on January 3, 2018 in lieu of annual cash fees that vested in full on the date immediately preceding the date of the 2018 Annual Meeting of Stockholders and awards beginning with those granted in May 2018 will vest on the date immediately preceding the date of the annual stockholders’ meeting immediately following the grant date, subject to the non-employee director’s continued service through such vesting date. Non-employee directors may elect to defer the settlement of their RSUs and RSUs granted in lieu of annual cash fees until the earlier of separation from service from the Board, a date specified by the director (if any) and a “change of control” of the Company (as defined above in “Potential Payments Upon Termination or Change of Control”). Any dividends associated with RSUs granted prior to the 2017 annual grant of RSUs will be converted into dividend equivalent units, which will be delivered at the time of settlement of the associated RSUs. Commencing with the 2017 annual grant of RSUs, dividends associated with RSUs will be paid out in cash at the time of settlement. Notwithstanding the foregoing, such RSUs will vest, and be settled, upon a change of control of the Company.

Non-employee directors who serve as a committee chair or lead independent director for less than the full year, or who serve in multiple roles, will be eligible for the additional cash component for such partial service or additional roles on a case-by-case basis, as determined by the Board. We also reimburse our non-employee directors for out-of-pocket expenses for the meetings they attended.

Employee directors do not receive additional compensation for serving on the Board.

In determining our current annual compensation arrangements for non-employee directors, the Board considered an independent review conducted by FW Cook in 2017 of our non-employee director compensation program on behalf of the Compensation Committee and the Board. FW Cook compared each element of non-employee director compensation to that of the same executive compensation peer group disclosed under “Compensation Discussion and Analysis—Our Executive Compensation Program and Practices—Use of Peer Companies” beginning on page 23. In assessing the compensation provided to our non-employee directors, FW Cook utilized comparative data disclosed in peer companies’ publicly available proxy statements along with other documents filed with the SEC.

Cable One, Inc.▪ 2019 Proxy Statement	45

Our non-employee director compensation program is designed so that the amount and form of compensation is in line with typical peer practice, and our total annual base compensation value and additional retainer amounts approximated the peer median at that time.

Our stock ownership guidelines for non-employee directors require stock ownership of a multiple of five times the annual base cash retainer ($375,000), which each non-employee director is expected to achieve within a five-year compliance period of the later of the date of initial adoption of our stock ownership guidelines, which was August 4, 2015, or the date of the non-employee director’s initial election to the Board. Compliance with the stock ownership guideline is reviewed annually, and all of our non-employee directors were in compliance with the stock ownership guidelines as of December 31, 2018.

Director Compensation Table

The following table shows the compensation paid by the Company during the year ended December 31, 2018 to our non-employee directors.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2),(3)	Total
Brad D. Brian	$36,295	$173,581	$209,876
Thomas S. Gayner	—	$263,681	$263,681
Deborah J. Kissire	$87,108	$124,419	$211,527
Thomas O. Might	$47,727	$124,419	$172,146
Alan G. Spoon	$36,295	$173,581	$209,876
Wallace R. Weitz	—	$236,802	$236,802
Katharine B. Weymouth	$72,590	$124,419	$197,009

(1)

Ms. Laulis is not included in this table because she was an employee of the Company in 2018 and received no additional compensation for her service as a director. The compensation received by Ms. Laulis as an employee is shown in the 2018 Summary Compensation Table.

(2)

Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with Topic 718 and reflect an estimate of the grant date fair value of RSU grants made during 2018, rather than amounts paid to or realized by the non-employee directors. There can be no assurance that estimated amounts will be realized, and amounts could ultimately exceed the estimated amounts. The RSUs are scheduled to vest on the earlier of the first anniversary of the grant date or the annual stockholders’ meeting date immediately following the grant date, subject to the service-based vesting conditions and settlement dates described in the narrative above. Amounts in this column include RSUs in lieu of annual cash fees for non-employee directors who elected to defer all or a portion of such annual cash fees, which include the equivalent of approximately four-and-a-half months of cash fees for 2019 that were granted in RSUs (based on a May 2018 to May 2019 service year) and are scheduled to vest on the date immediately preceding the date of the Annual Meeting.

(3)	The following table shows the aggregate number of unvested and outstanding RSUs held by each non-employee director at December 31, 2018.

Name	Unvested and Outstanding RSUs at December 31, 2018
Brad D. Brian	261
Thomas S. Gayner	370
Deborah J. Kissire	201
Thomas O. Might	201
Alan G. Spoon	261
Wallace R. Weitz	338
Katharine B. Weymouth	201

46	Cable One, Inc.▪ 2019 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 25, 2019 by:

■	each of our directors and nominees for director;

■	each executive officer named in the 2018 Summary Compensation Table;

■	all of our directors and executive officers as a group; or

■	each of our stockholders who we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds, subject to applicable community property law.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Under such rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means. The percentages shown are calculated based on 5,699,364 shares outstanding on March 25, 2019. The numbers and percentages shown include shares actually owned on March 25, 2019 and shares, SARs (in the case of executive officers), RSUs or deferred stock units (“DSUs”) (in the case of non-employee directors) that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of March 25, 2019 upon the exercise of SARs or the delivery of RSUs or DSUs are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares owned by any other person or group.

Name	Direct Ownership	Shares Underlying Exercisable SARs (1)	RSUs / DSUs (2)	Total Beneficial Ownership	Percent
Directors and NEOs:
Julia M. Laulis (3)	9,645	4,741	—	14,386	*
Michael E. Bowker (4)	3,443	1,731	—	5,174	*
Steven S. Cochran (5)	2,023	—	—	2,023	*
Eric M. Lardy (6)	2,212	2,128	—	4,340	*
Peter N. Witty (7)	1,985	149	—	2,134	*
Kevin P. Coyle	663	—	—	663	*
Brad D. Brian	417	—	810	1,227	*
Thomas S. Gayner (8)	5,773	—	961	6,734	*
Deborah J. Kissire	100	—	1,227	1,327	*
Thomas O. Might (9)	15,151	—	201	15,352	*
Alan G. Spoon	44	—	1,176	1,220	*
Wallace R. Weitz	—	—	1,403	1,403	*
Katharine B. Weymouth	255	—	201	456	*
All directors and executive officers as a group, eliminating duplications (15 individuals)	44,803	10,263	5,979	61,045	1.1%

Cable One, Inc.▪ 2019 Proxy Statement	47

Name	Beneficial Ownership	Percent
Principal Stockholders:
T. Rowe Price Associates, Inc. (10)	898,624	15.8%
Daniel L. Mosley (11)	669,805	11.8%
Donald E. Graham (12)	632,367	11.1%
The Vanguard Group (13)	432,824	7.6%
BlackRock, Inc. (14)	419,769	7.4%
SQ Advisors, Inc. (15)	343,638	6.0%

*     Less than 1%.

(1)

For the executive officers, includes the net number of shares issuable upon exercise of vested SARs. Following vesting, upon exercise of a SAR, the holder would receive the value of the appreciation in the share subject to the SAR over the exercise price. For purposes of this column, the net number of shares issuable upon exercise has been calculated using the closing price of a share as of March 25, 2019 ($960.00).

(2)

For non-employee directors, includes the number of shares to be received at settlement upon the lapse of restrictions applicable to the RSUs or DSUs per the terms of the non-employee director’s deferral election.

(3)

The amount includes 5,097 shares of restricted stock awarded to Ms. Laulis in accordance with the 2015 Plan and 1,383 shares held in a trust with Ms. Laulis’ spouse, with whom Ms. Laulis shares voting and investment power.

(4)	The amount includes 1,457 shares of restricted stock awarded to Mr. Bowker in accordance with the 2015 Plan.

(5)	The amount includes 1,723 shares of restricted stock awarded to Mr. Cochran in accordance with the 2015 Plan.

(6)	The amount includes 1,208 shares of restricted stock awarded to Mr. Lardy in accordance with the 2015 Plan.

(7)	The amount includes 1,970 shares of restricted stock awarded to Mr. Witty in accordance with the 2015 Plan.

(8)	The amount includes 5,200 shares of our common stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(9)	The amount includes 3,054 shares of restricted stock awarded to Mr. Might in accordance with the 2015 Plan.

(10)

Based on a Schedule 13G/A filed on February 14, 2019, T. Rowe Price Associates, Inc. (“T. Rowe”), an investment advisor, was deemed to be the beneficial owner of 898,624 shares of our common stock. Based on the Schedule 13G/A, T. Rowe has sole voting power over 190,839 shares and sole dispositive power over 898,624 shares. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland, 21202.

(11)

According to information as of March 14, 2019, and available to the Company, Mr. Mosley, as a trustee of various trusts, has voting and investment power with respect to shares of our common stock as follows: sole voting and investment power, 54,975 (1.0%) shares; and shared voting and investment power, 614,830 (10.8%) shares, which includes 112,013 shares in a trust for which Mr. Mosley is a co-trustee with Mr. Graham and Mr. Graham has the power to amend or revoke and 234,265 shares in certain trusts for which Mr. Mosely is a co-trustee with Mr. Graham and Mr. Graham can exercise a casting vote. The address of Mr. Mosley is 825 Eighth Avenue, New York, New York, 10019.

(12)

According to information as of March 14, 2019, and available to the Company, Mr. Graham has voting and investment power with respect to shares of our common stock as follows: sole voting and investment power, 364,472 (6.4%) shares, which includes 18,194 shares directly held by Mr. Graham, 112,013 shares in a trust that Mr. Graham has the power to amend or revoke and 234,265 shares in certain trusts for which Mr. Graham is a co-trustee and can exercise a casting vote; and shared voting and investment power, 267,880 (4.7%) shares, which excludes the previously referenced 234,265 shares in certain trusts for which Mr. Graham is a co-trustee and can exercise a casting vote. Includes 15 shares held by Mr. Graham’s spouse. The address of Mr. Graham is 1300 North 17th Street, Arlington, Virginia, 22209.

48	Cable One, Inc.▪ 2019 Proxy Statement

(13)

Based on a Schedule 13G/A filed on February 11, 2019, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 432,824 shares of our common stock. Based on the Schedule 13G/A, Vanguard has sole voting power over 2,508 shares, shared voting power over 561 shares, sole dispositive power over 430,200 shares and shared dispositive power over 2,624 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

(14)

Based on a Schedule 13G/A filed on February 4, 2019, BlackRock, Inc. (“BlackRock”), an investment advisor, was deemed to be the beneficial owner of 419,769 shares of our common stock. Based on the Schedule 13G/A, BlackRock has sole voting power over 403,112 shares and sole dispositive power over 419,769 shares. The address of BlackRock is 55 East 52nd Street, New York, New York, 10055.

(15)

Based on a Schedule 13G/A filed on February 14, 2019, SQ Advisors, LLC (“SQ Advisors”), an investment advisor, was deemed to be the beneficial owner of 343,638 shares of our common stock. Based on the Schedule 13G/A, SQ Advisors has sole voting and sole dispositive power over 343,638 shares. The address of SQ Advisors is 1400 Gulf Shore Boulevard North, Suite 184, Naples, Florida, 34102.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of copies of such reports, and on written representations, if any, from such reporting persons, we believe that during the year ended December 31, 2018, all such reporting persons filed the required reports on a timely basis under Section 16(a).

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information as of December 31, 2018 concerning our compensation plans under which equity securities of the Company are authorized to be issued.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	36,008	$550.60	236,547
Equity compensation plans not approved by security holders	—	—	—
Total	36,008	$550.60	236,547

(1)

Column (a) includes 5,977 shares underlying outstanding RSUs and DSUs and 30,031 shares to be issued upon exercise of outstanding SARs. Because there is no exercise price associated with RSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b). The SARs are exercisable for shares with a value equal to the increase in the fair market value of our common stock over the exercise price. For the purposes of calculating the number of shares to be issued upon exercise of the SARs, we have used the closing price of a share as reported by the NYSE as of December 31, 2018, the last trading day of 2018 ($820.10). See Note 13 of the Notes to the Consolidated Financial Statements contained in our 2018 Form 10-K for additional information about our equity compensation plans, including the 2015 Plan.

Cable One, Inc.▪ 2019 Proxy Statement	49

REPORT OF THE AUDIT COMMITTEE

One of the standing committees of the Board is the Audit Committee. Currently, there are three non-employee members of the Board on the Audit Committee: Deborah J. Kissire, who serves as Chair of the Audit Committee, Alan G. Spoon and Katharine B. Weymouth. The Audit Committee operates under a delegation of authority from the Board, which has determined that each Audit Committee member is “independent” under the listing standards of the NYSE.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with GAAP and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s role is one of oversight. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor.

In performing its oversight function, the Audit Committee has:

■	reviewed and discussed the audited fiscal year 2018 financial statements with the Company’s management;

■	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees; and

■

received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm and reviewed matters relating to the Company’s internal control over financial reporting.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the 2018 Form 10-K for filing with the SEC.

Deborah J. Kissire, Chair Alan G. Spoon Katharine B. Weymouth

50	Cable One, Inc.▪ 2019 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

Our Board has adopted a written policy for the review and approval of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of our voting securities or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair or other committee member, under certain circumstances) is responsible for applying the policy with the assistance of our General Counsel or his or her designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; we are, will or may be expected to be a participant; and any related person has or will have a direct material interest or an indirect material interest.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

■	the extent of the related person’s interest in the transaction;

■	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

■	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

■	whether the transaction is in the best interests of the Company and its stockholders;

■	whether the transaction is consistent with any conflict of interest policies set forth in our Code of Business Conduct and other policies; and

■

whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director within the meaning of the NYSE listing standards or our Corporate Governance Guidelines; (ii) an “outside director” within the meaning of Section 162(m) of the Code or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the Compensation Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

■	conditions relating to ongoing reporting to the Nominating and Governance Committee and other internal reporting;

■	limitations on the dollar amount of the transaction;

■	limitations on the duration of the transaction or the Nominating and Governance Committee’s approval of the transaction; and

■	other conditions for the protection of the Company and to avoid conferring an improper benefit or creating the appearance of a conflict of interest.

Cable One, Inc.▪ 2019 Proxy Statement	51

Related Person Transaction Recusal

Mr. Gayner and Ms. Weymouth, who are members of our Board, also serve on the GHC board of directors. These members of our Board may be required to recuse themselves from deliberations relating to any existing or future arrangements between our Company and GHC.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

Deadline for the Submission of Stockholder Proposals for Inclusion in Our Proxy Statement for Our 2020 Annual Meeting of Stockholders

If any stockholder wishes to submit a proposal to be considered for inclusion in our proxy materials for our 2020 Annual Meeting of Stockholders, such proposal must comply with the requirements of the SEC’s proxy rules and be submitted in writing, received by December 17, 2019, and addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012.

Deadline and Procedures Under Our By-laws for Stockholder Nominations and Other Proposals Not Included in Our Proxy Statement for Our 2020 Annual Meeting of Stockholders

Under our By-laws, any stockholder of record wishing to appear at our 2020 Annual Meeting of Stockholders and submit a proposal or nominate a person for election to our Board must submit the proposal or nomination to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012 not earlier than January 18, 2020 and not later than February 17, 2020. Any such stockholder proposal or director nomination will not appear in our proxy statement. All stockholder proposals and director nominations, other than stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of our By-laws. If we do not receive notice by February 17, 2020, or if it meets other requirements of SEC rules, the persons named as proxies in the proxy materials relating to the 2020 Annual Meeting of Stockholders will use their discretion in voting the proxies when these matters are raised at the meeting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

A number of brokers have instituted householding of proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York, 11717, and include your name, the name of your broker or other nominee and your account number(s).

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the only matters that the Board expects to present to the Annual Meeting are those discussed herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

52	Cable One, Inc.▪ 2019 Proxy Statement

ANNEX A
USE OF NON-GAAP FINANCIAL MEASURES

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income in the “Reconciliations of Non-GAAP Measures” tables below. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables below.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision (benefit), depreciation and amortization, equity-based compensation, severance expense, loss on deferred compensation, acquisition-related costs, loss on asset disposals, system conversion costs, rebranding costs, other income and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables below. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision (benefit), changes in operating assets and liabilities, change in deferred income taxes and other unusual operating expenses, as defined in the “Reconciliations of Non-GAAP Measures” tables below.

The Company uses Adjusted EBITDA and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities and senior unsecured notes to determine compliance with the covenants contained in the credit facilities and the ability to take certain actions under the indenture governing the notes. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA is useful (a) in the context of this Proxy Statement because it is used as the basis for the Company’s annual incentive compensation program and (b) to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

Cable One, Inc.▪ 2019 Proxy Statement	A-1

Reconciliations of Non-GAAP Measures

	Year Ended December 31,
(in thousands)	2018	2017 (1)
Net income	$164,760	$235,171
Plus: Interest expense	60,415	46,864
Income tax provision (benefit)	47,224	(45,028)
Depreciation and amortization	197,731	181,619
Equity-based compensation	10,486	10,743
Severance expense	2,347	5,652
Loss on deferred compensation	425	2,753
Acquisition-related costs	1,773	5,942
Loss on asset disposals, net	14,167	574
System conversion costs (2)	5,037	—
Rebranding costs	968	—
Other income, net	(4,487)	(668)
Adjusted EBITDA	500,846	443,622
Less: Capital expenditures	217,766	179,363
Adjusted EBITDA less capital expenditures	$283,080	$264,259

	Year Ended December 31,
(in thousands)	2018	2017 (1)
Net cash provided by operating activities	$407,769	$324,486
Capital expenditures	(217,766)	(179,363)
Interest expense	60,415	46,864
Amortization of debt issuance cost	(4,163)	(3,174)
Income tax provision (benefit)	47,224	(45,028)
Changes in operating assets and liabilities	18,621	20,185
Change in deferred income taxes	(34,973)	87,223
Loss on deferred compensation	425	2,753
Acquisition-related costs	1,773	5,942
Severance expense	2,347	5,652
Write-off of debt issuance costs	(110)	(613)
System conversion costs (2)	5,037	—
Rebranding costs	968	—
Other income, net	(4,487)	(668)
Adjusted EBITDA less capital expenditures	$283,080	$264,259

(1)

Net income and Adjusted EBITDA for 2018 include the full impact of NewWave operations, while net income and Adjusted EBITDA for 2017 include only eight months of NewWave operations, as NewWave was not acquired until May 1, 2017.

(2)	Comprised of $4.6 million of billing system conversion costs related to NewWave and $0.4 million of enterprise resource planning system implementation costs.

A-2	Cable One, Inc.▪ 2019 Proxy Statement

CABLE ONE

SCAN TO
VIEW MATERIALS & VOTE

THERE ARE THREE WAYS TO VOTE YOUR PROXY

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM, Eastern Time, the day before the meeting date **scheduled for May 17, 2019.** Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time, the day before the meeting date **scheduled for May 17, 2019.** Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E57948-P19309

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CABLE ONE, INC.

The Board of Directors unanimously recommends you vote FOR all Nominees.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Brad D. Brian	☐	☐	☐
1b. Julia M. Laulis	☐	☐	☐
1c. Katharine B. Weymouth	☐	☐	☐

The Board of Directors unanimously recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers for 2018	☐	☐	☐

Please mark the box if you plan to attend the Annual Meeting. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date